        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER
19, 2002.
                                                           REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                TECO ENERGY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               FLORIDA                                 4911                      59-2052286
   (State or Other Jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer
   Incorporation or Organization)              Classification Code)             Identification No.)

                            702 NORTH FRANKLIN STREET
                              TAMPA, FLORIDA 33602
                                 (813) 228-4111

   (Address, Including ZIP Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                             DAVID E. SCHWARTZ, ESQ.
                                    SECRETARY
                                TECO ENERGY, INC.
                            702 NORTH FRANKLIN STREET
                              TAMPA, FLORIDA 33602
                                 (813) 228-4111

     (Name, Address, Including ZIP Code and Telephone Number, Including Area
                           Code, of Agent for Service)

                                 with copies to:

                              Stanley Keller, Esq.
                               Palmer & Dodge LLP
                              111 Huntington Avenue
                        Boston, Massachusetts 02199-7613
                                 (617) 239-0100

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462
(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                                    CALCULATION OF REGISTRATION FEE
  Title of Each Class of         Amount to be       Proposed Maximum Offering       Proposed Maximum            Amount of
     Securities to be             Registered            Price Per Unit(1)          Aggregate Offering      Registration Fee(1)
        Registered                                                                      Price(1)
  10.50% Notes Due 2007          $380,000,000                  100%                   $380,000,000               $34,960

(1) This registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2002

PROSPECTUS

                                TECO ENERGY, INC.

                                OFFER TO EXCHANGE
                       $380,000,000 10.50% NOTES DUE 2007
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                           FOR ANY AND ALL OUTSTANDING
                              10.50% NOTES DUE 2007
                        WHICH HAVE NOT BEEN SO REGISTERED

- The exchange offer expires at 5:00 p.m., New York City time, on ____________, 2003, unless we extend the offer. If we extend the exchange offer, we will not extend it beyond _________, 2003.

- The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act of 1933 and the transfer restrictions and the registration rights applicable to the original notes generally do not apply to the exchange notes.

- All original notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of original notes may be withdrawn at any time prior to the expiration of the exchange offer.

- We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

- The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

-        We will not receive any proceeds from the exchange offer.

- This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on _____________, 2003.

         INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The exchange offer is not being made, nor will we accept surrender or exchange from holders of original notes, in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or "blue sky" laws of such jurisdiction.

     Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date this exchange offer expires, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "PLAN OF DISTRIBUTION."

The date of this prospectus is _______________, 200_.

 TECO Energy, Inc. 702 North Franklin Street Tampa, Florida 33602 (813) 228-4111

                                TABLE OF CONTENTS

                                                                            Page
PROSPECTUS SUMMARY..........................................................  3

RISK FACTORS................................................................  7

NOTE REGARDING FORWARD-LOOKING STATEMENTS..................................  17

USE OF PROCEEDS............................................................  19

CAPITALIZATION.............................................................  20

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION.....................  21

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES............................  23

THE EXCHANGE OFFER.........................................................  24

DESCRIPTION OF THE EXCHANGE NOTES..........................................  32

BOOK ENTRY; DELIVERY AND FORM..............................................  55

MATERIAL FEDERAL INCOME TAX CONSEQUENCES...................................  58

ORIGINAL NOTES REGISTRATION RIGHTS.........................................  65

PLAN OF DISTRIBUTION.......................................................  68

LEGAL OPINIONS.............................................................  69

EXPERTS....................................................................  69

WHERE YOU CAN FIND MORE INFORMATION........................................  70


     In this prospectus, "we," "our," "ours" and "us" refer to TECO Energy, Inc. unless the context otherwise requires. The terms "note" or "notes" refer to both the original notes and the exchange notes to be issued in the exchange offer. The term "holders", when used in connection with the notes, refers to those persons who are the registered holders of the notes on the books of the registrar appointed under the indenture.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the notes offered by this prospectus, and only under the circumstances and in those jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Director of Investor Relations
                                TECO Energy, Inc.
                            702 North Franklin Street
                              Tampa, Florida 33602
                                 (813) 228-4111

     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST INFORMATION NO LATER THAN ____________, 2003.

                               PROSPECTUS SUMMARY

     This summary contains basic information that is important to you in deciding whether to participate in the exchange offer. This summary is not complete and does not contain all of the information that you should consider.

                                   TECO ENERGY

     We are an electric and gas utility holding company, exempt from registration under the Public Utility Holding Company Act of 1935, with important unregulated activities. We have a balance of regulated utility companies in the growing Florida market and profitable unregulated companies. Our unregulated businesses include independent power generation and distribution, marine transportation, coal mining, coalbed methane gas production, the marketing of natural gas, energy and engineering services and, indirectly, the sale of propane gas. You can find a more complete description of our business and recent activities in the documents listed under "WHERE YOU CAN FIND MORE INFORMATION." The address of our principal executive office is 702 North Franklin Street, Tampa, Florida 33602, and the telephone number is (813) 228-4111.

                          SUMMARY OF THE EXCHANGE OFFER

     On November 20, 2002, we completed a private offering of $380,000,000 aggregate principal amount of 10.50% Notes Due 2007. Prior to the offering of those original notes, we entered into a registration rights agreement with the initial purchaser of those original notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for those original notes. Below is a summary of the exchange offer.

EXCHANGE OFFER                          We are offering to exchange an
                                        aggregate of $380,000,000 principal
                                        amount of exchange notes for an
                                        aggregate of $380,000,000 principal
                                        amount of original notes. The original
                                        notes may be exchanged only in multiples
                                        of $1,000.

EXPIRATION DATE                         This exchange offer will expire at
                                        5:00 p.m., New York City time, on
                                        _________, 2003, unless we extend the
                                        offer. We will not extend the exchange
                                        offer beyond _____________, 2003.

PROCEDURES FOR TENDERING ORIGINAL       The procedures for exchanging original
NOTES                                   notes involve notifying the exchange
                                        agent before the expiration date
                                        of the exchange offer of your intention
                                        to do so. The procedures for properly
                                        providing notice are described in this
                                        prospectus under the heading "THE
                                        EXCHANGE OFFER - Exchange Offer
                                        Procedures - How to Tender."

ACCEPTANCE OF ORIGINAL NOTES AND        We will accept any original notes that
DELIVERY OF EXCHANGE NOTES              are properly tendered for exchange
                                        before 5:00 p.m., New York City time, on
                                        the day this exchange offer expires.
                                        The exchange notes will be delivered
                                        promptly after expiration of this
                                        exchange offer.

EXCHANGE DATE                           We will notify the exchange agent of the
                                        date of acceptance of the original notes
                                        for exchange.

WITHDRAWAL RIGHTS                       If you tender your original notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., New York City time, on the day this exchange offer expires.

EFFECT ON HOLDERS OF ORIGINAL NOTES     Any original notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer.  After this exchange offer, holders of original notes will not (with limited exceptions)
                                        have any further rights under the registration rights agreement.  Any market for original notes that are not exchanged could be adversely affected by the completion of this exchange offer.  See "RISK FACTORS-The original notes are, and will continue to be, subject to restrictions on transfer, and the trading market, if any, for the original notes may be adversely affected by completion of this exchange offer."

RESALE OF THE EXCHANGE NOTES            Based on the position of the staff of the Division of Corporation Finance of the SEC as stated in certain interpretive letters issued to third parties in other transactions, we believe that the exchange notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act of 1933, as amended, that call for registration and delivery of a prospectus, except as described in the following paragraphs.
                                        See "PLAN OF DISTRIBUTION."

                                        In order to participate in the exchange offer, you will be required to make specified representations in a letter of transmittal, including that:

                                               -         you are not an "affiliate" of ours, as defined in Rule 405 of the
                                                         Securities Act of 1933;

                                               -         you are not a broker-dealer who owns original notes acquired directly from us;

                                               -         you will acquire the exchange notes in the ordinary course of business; and

                                               -         you have not agreed with anyone to distribute the exchange notes.

                                        If you are a broker-dealer that purchased original notes for your own account as part of market-making or other trading activities, you may represent to us that you have not agreed with us or our affiliates to distribute the exchange notes.
                                        If you make this representation, you must agree to deliver a prospectus in connection with any resale of the exchange notes and you need not make the last representation provided for above.

ACCRUED INTEREST ON THE                 Any interest that has accrued on an original note before its exchange in this
ORIGINAL NOTES                          exchange offer will be payable on the exchange note on the first

ORIGINAL NOTES                          interest payment date after the completion of this exchange offer.

TAX CONSEQUENCES                        The exchange of the original notes for the exchange notes should not be a taxable exchange for United States federal income tax purposes. See "MATERIAL
                                        FEDERAL INCOME TAX CONSEQUENCES."

EXCHANGE AGENT                          The Bank of New York is serving as the exchange agent. Its address and telephone number are provided in this prospectus under the heading "THE EXCHANGE OFFER -
                                        Exchange Agent."

USE OF PROCEEDS                         We will not receive any cash proceeds from this exchange offer.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

     The terms of the exchange notes will be essentially the same as the original notes, except that the exchange notes will not contain language restricting their transfer, and holders of the exchange notes generally will not be entitled to further registration rights under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding original notes for which they were exchanged, and the exchange notes will replace such outstanding original notes. Both the original notes and the exchange notes are governed by the same indenture. See the "DESCRIPTION OF EXCHANGE NOTES" section of this prospectus for more detailed information about the terms and conditions of the exchange notes.

NOTES OFFERED                            $380,000,000 principal amount of 10.50% Notes Due 2007.

MATURITY DATE                            December 1, 2007.

INTEREST RATE                            The exchange notes will bear interest at the rate of 10.50% per year from the exchange date to, but excluding, December 1, 2007.

INTEREST PAYMENT DATES                   June 1 and December 1 of each year, commencing June 1, 2003. Interest payments will be made to the persons in whose names the exchange notes are registered on the 15th calendar day immediately preceding the applicable interest payment date.

DENOMINATIONS                            $1,000 and integral multiples of $1,000.

OPTIONAL REDEMPTION                      The exchange notes will be redeemable at our option, in whole or in part at any time and from time to time, at the redemption price described in
                                         "DESCRIPTION OF EXCHANGE NOTES-Optional Redemption."  Except as described in "DESCRIPTION OF EXCHANGE NOTES-Purchase of Notes upon Change in
                                         Control," the exchange notes may not be redeemed at any time at the option of the holders.

CHANGE IN CONTROL                        In the event of a Change in Control and
                                         if the exchange notes are rated below
                                         a specified level at that time, each
                                         holder of the exchange notes may
                                         require us to repurchase such exchange
                                         notes, in whole or in part, at a
                                         purchase price of 101% of the principal
                                         amount thereof plus accrued and unpaid
                                         interest, if any. See "DESCRIPTION OF
                                         EXCHANGE NOTES - Purchase of Notes upon
                                         Change in Control."

CERTAIN COVENANTS                        The indenture contains covenants that,
                                         among other things, in the event of
                                         certain ratings downgrades, limit our
                                         ability to pay dividends or
                                         distributions or make investments,
                                         incur additional liens or issue
                                         additional indebtedness. See
                                         "DESCRIPTION OF EXCHANGE NOTES -
                                         Certain Restrictive Covenants."

RANKING                                  The exchange notes will be our
                                         unsecured debt and will rank on a
                                         parity with our other unsecured and
                                         unsubordinated indebtedness from time
                                         to time outstanding, and would be
                                         effectively subordinated to any secured
                                         indebtedness we may incur. Because we
                                         are a holding company that conducts our
                                         operations through our subsidiaries,
                                         the exchange notes will be structurally
                                         subordinated to any indebtedness of our
                                         subsidiaries.

ADDITIONAL ISSUANCES                     We may, at any time, without the
                                         consent of the holders of the exchange
                                         notes, issue additional notes having
                                         the same ranking and same interest
                                         rate, maturity and other terms as the
                                         exchange notes. Any additional notes,
                                         together with these exchange notes, may
                                         constitute single series of notes under
                                         the indenture.

FORM                                     The exchange notes will be represented
                                         by registered global securities
                                         registered in the name of Cede & Co.,
                                         the partnership nominee of The
                                         Depository Trust Company. Beneficial
                                         interests in the exchange notes will be
                                         shown on, and transfers will be
                                         effected through, records maintained by
                                         The Depository Trust Company and its
                                         participants.

TRUSTEE                                  The Bank of New York.

                                  RISK FACTORS

     The following are certain factors that could affect our future operating results and financial condition. These factors could cause our actual operating results and financial condition to differ materially from our projections.

FINANCING RISKS

WE HAVE SUBSTANTIAL INDEBTEDNESS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND FINANCIAL FLEXIBILITY.

      To support our growth to date, we have significantly expanded our indebtedness. This increase in debt levels has increased the amount of fixed charges we are obligated to pay. The level of our indebtedness and restrictive covenants contained in our debt obligations could limit our ability to obtain additional financing or refinance existing debt.

      Some of our debt obligations contain financial covenants related to debt-to-capital ratios and interest coverage that could prevent the repayment of subordinated debt and the payment of dividends if those payments would cause a violation of the covenants. Specifically, TECO Energy's credit facilities and the financing arrangements of TECO Power Services' Gila River and Union Power projects require that at each quarter-end TECO Energy's debt-to-capital ratio, as defined in the applicable agreements, not exceed 65%. Similarly, Tampa Electric's credit facility requires that at each quarter-end Tampa Electric's debt-to-capital ratio not exceed 60%, and certain long-term debt at Peoples Gas System contains a prohibition on the incurrence of funded debt if Tampa Electric Company's debt-to-capital ratio, as defined in the applicable agreement, exceeds 65%. The Peoples Gas debt also carries a Tampa Electric Company interest coverage requirement, as defined in the applicable agreement, of 2.0 times or greater for four consecutive quarters, Tampa Electric's credit facility contains an interest coverage covenant, as defined in the applicable agreement, of 2.5 times or greater for each twelve-month period ended each quarter, and certain TECO Power Services financing arrangements require a TECO consolidated interest coverage, as defined in the applicable agreement, equal to or exceeding 3.0 times for the twelve-month period ended each quarter. At September 30, 2002, Tampa Electric Company's and our debt-to-capital ratios, as applicable, were 44.3% and 56.5%, respectively, and interest coverage, as applicable, was 7.8 times and 3.9 times, respectively. Our failure to comply with any of these covenants, as well as our ratings maintenance covenants discussed below, or to meet our payment obligations, could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding debt obligations. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding obligations. Additionally, such an acceleration would also affect our ability to pay dividends. Furthermore, if we had to defer interest payment on our subordinated notes that support the distributions on our outstanding trust preferred securities, we would be prohibited from paying cash dividends on our common stock until all unpaid distributions on the subordinated notes were made.

      We also incur obligations in connection with the operations of our subsidiaries and affiliates, which do not appear on our balance sheet, including in connection with the development of power projects by unconsolidated affiliates. These obligations take the form of guarantees, letters of credit and contractual commitments, as are described in the sections titled "Off Balance Sheet Financing" and "Liquidity, Capital Resources" of the "Management's Discussion & Analysis of Financial Condition & Results of Operations" section of our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. In addition, our unconsolidated affiliates from time to time incur non-recourse debt to finance their power projects. Although we are not obligated on that debt, our investments in those unconsolidated affiliates and our commitments with respect to their power projects are at risk if the projects are not successfully developed.

OUR FINANCIAL CONDITION AND ABILITY TO ACCESS CAPITAL AND PAY DIVIDENDS MAY BE MATERIALLY ADVERSELY AFFECTED BY FURTHER RATINGS DOWNGRADES.

      On September 23, 2002, Fitch Ratings lowered the ratings on our senior unsecured debt to BBB from A-. On September 24, 2002 Moody's Investor
Services, Inc. and Standard & Poor's Ratings Services, Inc. lowered their ratings on our senior unsecured debt to Baa2 from A3 and to BBB- from BBB+, respectively. The agencies also lowered the ratings on other of our securities, as well as those of TECO Finance and Tampa Electric. In September 2002, the rating outlook from Fitch was revised to stable from negative, while the outlook from Standard & Poor's remained negative. On November 13, 2002, Moody's revised its rating outlook to negative from stable.

      These downgrades and any future downgrades may affect our ability to borrow and may increase our financing costs, which may decrease our earnings. We are also likely to experience greater interest expense than we may have otherwise if, in future periods, we replace maturing debt with new debt bearing higher interest rate spreads due to our lower credit ratings. In addition, such downgrades could adversely affect our relationships with customers and counterparties.

      In addition to affecting our cost of borrowing, our lower credit ratings may affect the amount of indebtedness, types of financing structures and debt markets that are available to us. For example, TECO Energy and Tampa Electric have historically accessed the commercial paper markets to satisfy the short-term borrowing requirements of our unregulated and regulated operations, respectively. The recent ratings actions by Standard & Poor's have limited TECO Energy's access to the commercial paper markets. Tampa Electric continues to maintain access to the commercial paper market. We are currently using our TECO Energy credit facility for our short-term borrowing needs. Half of TECO Energy's $700 million credit facility had a renewal date of November 13, 2002, which was converted to a one year term loan while we work towards renewing that credit facility with the banks. The second half has a renewal date of November 13, 2004. Tampa Electric's $300 million 364-day facility was renewed with higher interest rates and a maturity date of November 12, 2003. In order to utilize the credit facilities, we must meet the required debt-to-capital ratio, and in the case of Tampa Electric the interest coverage test, referred to above. We have implemented a plan of cash flow preservation and generation, which, in addition to normal operating cash generation, includes sales of certain assets, capital expenditure reductions and other financial transactions. This plan is designed to cover our cash needs, but we cannot be sure that it will be sufficient to cover any liquidity shortfall.

      We guaranteed $500 million in fully-drawn equity bridge facilities and a balance of approximately $100 million (net of estimated available reserves for contingencies) in equity commitments as of September 30, 2002 for the construction of the Gila River and Union Power projects. On October 31, 2002, we paid $125 million of the $500 million on the equity bridge facilities, thereby reducing the outstanding guaranteed amount under those facilities to $375 million. In addition, as a result of Enron's bankruptcy, we agreed to be the guarantor of the contractor's payment and performance obligations under the construction contracts for these two projects. Our guarantees of the equity bridge facilities, the equity contribution agreements and the construction contract guarantees for those projects require that we maintain senior unsecured credit ratings from Standard & Poor's and Moody's of not less than ratings of BBB and Baa3 or ratings of BBB- and Baa2. Our current ratings referred to above are at the minimum required level. A further downgrade from either Standard & Poor's or Moody's would trigger a failure to meet that requirement, thereby requiring the delivery of letters of credit, which we estimate currently could approximate $575 million.

      In the event of a downgrade, under the terms of the construction contract guarantees, we are required to deliver letters of credit in an amount equal to the full construction contract price and any change orders and cost overruns or such lesser amount satisfactory to the majority of the lenders for the Gila River and Union Power projects. We believe that the amounts required would be based on the estimated amounts reasonably necessary to cover the remaining payment and performance obligations under the construction contracts. As of January 2002, when documenting the construction contract guarantees with the lenders for the Gila River and Union Power projects, the amount necessary to cover the payment and performance obligations of the contractor was estimated to be approximately $310 million, net of approximately $150 million in letters of credit previously issued to the lenders as security for the projects. Based on the construction status as of October 31, 2002, we estimate the amount necessary to cover the payment and performance obligations of the contractor to be approximately $100 million, net of the approximately $150 million in letters of credit previously issued as security. This $100 million is included in the $575 million amount referenced above.

      The amount of the letters of credit that would be required to be delivered as set forth above declines as equity is contributed to the projects and the levels of construction completion increase. If we are required to post letters of credit in the amounts set forth above, we would engage in discussions with the lenders to negotiate arrangements to meet that commitment. If we were unsuccessful, we would need to find alternate means of meeting that obligation, and we cannot be sure that we would be able to do so. The failure to deliver such letters of credit within the time allotted would constitute an event of default under the terms of the credit facilities and the construction guarantees relating to the Gila River and Union Power projects.

IF WE ARE UNABLE TO REDUCE CAPITAL EXPENDITURES OR SUCCESSFULLY COMPLETE PLANNED MONETIZATION AND OTHER TRANSACTIONS TO THE EXTENT ANTICIPATED, OUR FINANCIAL CONDITION AND RESULTS COULD BE ADVERSELY AFFECTED.

      Part of our business plan for 2003 includes reducing previously anticipated capital expenditures by approximately $250 million in order to maximize cash flows and reduce the need for external financings. We cannot be sure that we will be successful in achieving reductions in that amount. Our business plan also includes plans to monetize material amounts of the Section 29 tax credits related to TECO Coal's synthetic fuel production capability and Tampa Electric's Polk Power Station's coal gasification unit, to sell the TECO Coalbed Methane business, to realize cash from repatriation and non-recourse refinancings on generating facilities in Guatemala. We cannot be certain, however, that we will find purchasers or realize the expected value of these transactions with the anticipated impact on the our cash flow position. Depending on the success of these planned expenditure reductions and monetization transactions, we may need to seek external financings, which, in the case of debt financings, could adversely affect our balance sheet strength and apply downward pressure on our credit ratings, and in the case of equity financings, could have a dilutive effect to our equity holders and our earnings-per-share results.

BECAUSE WE ARE A HOLDING COMPANY, WE ARE DEPENDENT ON CASH FLOW FROM OUR SUBSIDIARIES, WHICH MAY NOT BE AVAILABLE IN THE AMOUNTS AND AT THE TIMES WE NEED IT.

      We are a holding company and dependent on cash flow from our subsidiaries to meet our cash requirements that are not satisfied from external funding sources. Some of our subsidiaries have indebtedness containing restrictive covenants which, if violated, would prevent them from making cash distributions to us. In particular, Tampa Electric Company's first mortgage bonds contain restrictions on distributions on its common stock, and certain long-term debt at Tampa Electric Company's Peoples Gas System division prohibits payment of dividends to TECO Energy if Tampa Electric Company's consolidated shareholders' equity is not at least $500,000,000. At September 30, 2002, Tampa Electric Company's unrestricted retained earnings available for dividends on its common stock were approximately $161.9 million and its consolidated shareholders' equity was approximately $1.8 billion. Also, our wholly-owned subsidiary, TECO Diversified, the holding company for TECO Transport, TECO Coal and TECO Solutions, has a guaranty related to a coal supply agreement that could limit the payment of dividends to us.

WE ARE VULNERABLE TO INTEREST RATE CHANGES AND MAY NOT HAVE ACCESS TO CAPITAL AT FAVORABLE RATES, IF AT ALL.

      Changes in interest rates and capital markets generally affect our cost of borrowing and access to these markets. We cannot be sure that we will be able to accurately predict the effect those changes will have on our cost of borrowing or access to capital markets.

INDEPENDENT POWER PROJECT RISKS

TECO POWER SERVICES' EXISTING AND PLANNED POWER PLANTS ARE AFFECTED BY MARKET CONDITIONS, AND TECO POWER SERVICES MAY NOT BE ABLE TO SELL POWER AT PRICES THAT ENABLE IT TO RECOVER ITS INVESTMENTS IN THE PLANTS.

      TECO Power Services is currently operating, constructing and investing in power plants that do not currently have long-term contracts for the sale of power. These power plants may sell at least a portion of their power based on market conditions at the time of sale, so TECO Power Services cannot predict with certainty:

      - the amount or timing of revenue it may receive from power sales from operating plants;

      - the differential between the cost of operations (in particular, natural gas prices) and power sales revenue;

      -     the effect of competition from other suppliers of power;

      - regulatory actions that may affect market behavior, such as price limitations or bidding rules imposed by the Federal Energy Regulatory Commission (FERC) or reimposition of regulation in power markets;

      - the demand for power in a market served by our plants relative to available supply;

      -     the availability of transmission to accommodate the sale of power;
            or

      - whether TECO Power Services will recover its initial investment in these plants.

      At present, several of the wholesale markets supplied by so-called "merchant" power plants are experiencing significant pricing declines due to excess supply and weak economies. Consequently, only a portion of the projected output of TECO Power Services' plants has been hedged for 2003 and 2004. TECO Power Services' results could be adversely affected if it is unable to sufficiently sell the output of its plants at a premium to forward curve prices or if we need to write off any capital already invested in projects.

      Our forecast assumes that TECO Power Services will manage these risks by:

      - entering into negotiated contracts with power purchasers resulting in higher revenues than the spot market for capacity payments and providing ancillary services for a significant portion of the plants' output;

      -     avoiding short positions; and

      - retaining flexibility to defer, if and where possible and advisable, construction of output capacity in a market that has become oversupplied.

      However, we cannot be sure how successfully we will be able to implement these risk management measures. For instance, in oversupplied markets, entering into forward contracts could be difficult.

      TECO Power Services' position in the Odessa and Guadalupe power stations in Texas is currently in the form of a $137 million loan to a Panda Energy International subsidiary, which is a partner in Texas Independent Energy (TIE). At the end of 2002, either the borrower will repay the loan or the loan will convert to an indirect equity interest in these projects. TECO Power Services is evaluating various options regarding its loan, including renegotiating the terms of the loan, converting into equity and renegotiating the ownership structure, selling TECO Power Services' interest in the projects, or writing-off of the loan amount. Any write-off or charge from a renegotiation or sale would adversely affect our results and has not been included in our estimates for 2002 or 2003.

WE MAY BE UNABLE TO SUCCESSFULLY COMPLETE AND FINANCE CURRENT AND FUTURE PROJECTS ON SCHEDULE AND WITHIN BUDGET.

      TECO Power Services currently has new power generating facilities under construction. The construction of these facilities, as well as any future construction projects, involves risks of shortages and inconsistent qualities of equipment and material, labor shortages and disputes, engineering problems, work stoppages, unanticipated cost increases, and environmental or geological problems. In addition, the development of independent power plants involves considerable risks, including successful siting, permitting, financing and construction, contracting for necessary services, fuel supplies and power sales and performance by project partners. Any of these events could delay a project's construction schedule or increase its costs, which may impact our ability to generate sufficient cash flow and service our related project debt.

OUR MARKETING AND RISK MANAGEMENT POLICIES MAY NOT WORK AS PLANNED, AND WE MAY SUFFER ECONOMIC LOSSES DESPITE SUCH POLICIES.

      We actively manage the market risk inherent in our energy and fuel positions. Nonetheless, adverse changes in energy and fuel prices may result in losses in our earnings or cash flows and adversely affect our balance sheet. Our marketing and risk management procedures may not always be followed or may not work as planned. As a result, we cannot predict with precision the impact that our marketing, trading and risk management decisions may have on our business, operating results or financial position. In addition, to the extent we do not cover the entire exposure of our assets or our positions to market price volatility, or our hedging procedures do not work as planned, fluctuating commodity prices could cause our sales and net income to be volatile.

      Our marketing and risk management activities also are exposed to the credit risk that counterparties to our transactions will not perform their obligations. Should counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements, honor underlying commitments at then-current market prices or otherwise satisfy our obligations on unfavorable terms. In that event, our financial results would likely be adversely affected.

GENERAL BUSINESS AND OPERATIONAL RISKS

GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESSES.

      Our businesses are affected by general economic conditions. In particular, the projected growth in Tampa Electric's service area and in Florida is important to the realization of Tampa Electric's and Peoples Gas System's forecasts for annual energy sales growth. An unanticipated downturn in the local area's or Florida's economy could adversely affect Tampa Electric's or Peoples Gas System's expected performance.

      Our unregulated businesses, particularly TECO Transport, TECO Coal and TECO Power Services, are also affected by general economic conditions in the industries and geographic areas they serve, both nationally and internationally. TECO Power Services' investment in Empresa Electrica de Guatemala, S.A. depends on growth in the relevant service areas and in annual energy sales.

POTENTIAL COMPETITIVE CHANGES MAY ADVERSELY AFFECT OUR GAS AND ELECTRICITY BUSINESSES.

      The U.S. electric power industry has been undergoing restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect Tampa Electric's business and its performance.

      The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas, but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System results. However, future structural changes that we cannot predict could adversely affect Peoples Gas System.

OUR GAS AND ELECTRICITY BUSINESSES ARE HIGHLY REGULATED AND ANY CHANGES IN REGULATORY STRUCTURES COULD LOWER REVENUES OR INCREASE COSTS OR COMPETITION.

      Tampa Electric and Peoples Gas System operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission (FPSC), and Tampa Electric's wholesale power sales and transmission services are subject to regulation by the FERC. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric's or Peoples Gas System's performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

OUR BUSINESSES ARE SENSITIVE TO VARIATIONS IN WEATHER AND HAVE SEASONAL VARIATIONS.

      Most of our businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric's, Peoples Gas System's and TECO Power Services' energy sales are particularly sensitive to variations in weather conditions. Those companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes, could adversely affect operating costs and sales.

      Peoples Gas System, which has a single winter peak period, is more weather sensitive than Tampa Electric, which has both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at Peoples Gas System.

      Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coalbed Methane and TECO Coal, as well as electric power sales from TECO Power Services' merchant power plants. TECO Transport is also impacted by weather because of its effects on the supply of and demand for the products transported. Severe weather conditions could interrupt or slow service and increase operating costs of those businesses.

      Electric power marketing may be seasonal. For example, in some parts of the country, demand for, and market prices of, electricity peak during the hot summer months, while in other parts of the country such peaks occur in the cold winter months. As a result, our power marketing results may fluctuate on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of the facilities we operate and the terms under which we sell electricity.

COMMODITY PRICE CHANGES MAY AFFECT THE OPERATING COSTS AND COMPETITIVE POSITIONS OF OUR BUSINESSES.

      Most of our businesses are sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

      In the case of Tampa Electric, currently fuel costs used for generation are mostly affected by the cost of coal. Future fuel costs will be impacted by the cost of natural gas as well as coal. Tampa Electric is able to recover the cost of fuel through retail customers' bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

      Regarding wholesale sales of electricity, the ability to make sales and margins on power sales is currently affected by the cost of coal to Tampa Electric, particularly as it compares to the cost of gas and oil to other power producers.

      In the case of TECO Power Services, results are impacted by changes in the market price for electricity. The profitability of merchant power plants is heavily dependent on the price for power in the markets they serve. Wholesale power prices are set by the market assuming a cost for the input energy and conversion efficiency, but the fixed costs may not be reflected in the price for spot, or excess, power.

      In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers' bills, but increases in gas costs affect total retail prices and therefore the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

      Changes in gas, oil and coal prices directly affect the margins at our unregulated businesses. For example, TECO Coalbed Methane is exposed to commodity price risk through the sale of natural gas. A hypothetical 10% change in any one year in the market price of natural gas would have an estimated earnings impact of $4 million. TECO Coal is exposed to commodity price risk through coal sales. A hypothetical 10% change in the market price of coal in any one year would have an estimated earnings impact of between $15 million and $20 million. TECO Transport is exposed to commodity price risk through fuel purchases. A hypothetical 10% change in the market price of fuel in any one year would have an estimated earnings impact of $1 million.


     Further, natural gas prices can be volatile and, accordingly, when the coalbed methane tax credits expire on December 31, 2002, the earnings from TECO Coalbed Methane will become increasingly difficult to predict. In addition, TECO Coalbed Methane's results are affected by its level of gas production, which is naturally declining. It is expected that production will decline 6% to 9% per year, although actual production levels may be different than those we have assumed. Although we currently have plans to sell TECO Coalbed Methane, until and unless such sale occurs, the performance of that business will affect our consolidated results.

WE RELY ON SOME TRANSMISSION AND DISTRIBUTION ASSETS THAT WE DO NOT OWN OR CONTROL TO DELIVER WHOLESALE ELECTRICITY, AS WELL AS NATURAL GAS. IF TRANSMISSION IS DISRUPTED, OR IF CAPACITY IS INADEQUATE, OUR ABILITY TO SELL AND DELIVER POWER AND NATURAL GAS MAY BE HINDERED.

      We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we sell and purchase for use in our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual and service obligations may be hindered.

      The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

      In addition, the independent system operators that oversee the transmission systems in certain wholesale power markets have from time to time been authorized to impose price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing business.

THE UNCERTAIN OUTCOME REGARDING THE CREATION OF REGIONAL TRANSMISSION ORGANIZATIONS, OR RTOS, MAY IMPACT OUR OPERATIONS, CASH FLOWS OR FINANCIAL CONDITION.

      Tampa Electric is continuing to make progress towards the development of its RTO, which would independently control the transmission assets of participating utilities in peninsular Florida. Given the regulatory uncertainty of the ultimate timing, structure and operations of GridFlorida or an alternate combined transmission structure, we cannot predict what effect its creation will have on our future consolidated results of operations, cash flow or financial condition.

WE MAY BE UNABLE TO TAKE ADVANTAGE OF OUR EXISTING TAX CREDITS.

      We derive a portion of our net income from Section 29 tax credits related to the production of non-conventional fuels. Although, we currently plan to monetize a significant amount of those credits, until and unless we successfully do so, our use of these tax credits is dependent on our generating sufficient taxable income against which to use the credits. Our forecast for 2002 assumes that we will generate sufficient taxable income to use these credits. These credits, and their monetization value, could be impacted by or become unavailable due to actions of the Internal Revenue Service or the U.S. Treasury or changes in law, regulation or administration.

PROBLEMS WITH OPERATIONS COULD CAUSE US TO INCUR SUBSTANTIAL COSTS.

      Each of our subsidiaries is subject to various operational risks, including accidents or equipment breakdown or failure and operations below expected levels of performance or efficiency. As operators of power generation facilities, Tampa Electric and TECO Power Services could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes which would result in performance below assumed levels of output or efficiency. Our forecast assumes normal operations and normal maintenance periods for our subsidiaries' facilities.

THE INTERNATIONAL PROJECTS AND OPERATIONS OF TECO POWER SERVICES AND TECO OCEAN SHIPPING ARE SUBJECT TO RISKS THAT COULD RESULT IN LOSSES OR INCREASED COSTS.

      TECO Power Services is involved in several international projects. These projects involve numerous risks that are not present in domestic projects, including expropriation, political instability, currency exchange rate fluctuations, repatriation restrictions, and regulatory and legal uncertainties. Our forecast assumes that TECO Power Services will manage these risks through a variety of risk mitigation measures, including specific contractual provisions, teaming with strong international and local partners, obtaining non-recourse financing and obtaining political risk insurance where appropriate.

      TECO Ocean Shipping is exposed to operational risks in international ports, primarily in the form of its need to obtain suitable labor and equipment to safely discharge its cargoes in a timely manner. Our forecast assumes that TECO Ocean Shipping will manage these risks through a variety of risk mitigation measures, including retaining agents with local knowledge and experience in successfully discharging cargoes and vessels similar to those used.

CHANGES IN THE ENVIRONMENTAL LAWS AND REGULATIONS TO WHICH OUR REGULATED BUSINESSES ARE SUBJECT COULD INCREASE OUR COSTS OR CURTAIL OUR ACTIVITIES.

      Our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses' activities.

RISKS RELATED TO THE EXCHANGE NOTES

THE EXCHANGE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL EXISTING AND FUTURE INDEBTEDNESS OF OUR SUBSIDIARIES, AND YOU MAY NOT RECEIVE FULL PAYMENT ON THE EXCHANGE NOTES IN THE EVENT OF ANY LIQUIDATION, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING INVOLVING TECO ENERGY.

    In any liquidation, bankruptcy, reorganization or similar proceeding, there may not be sufficient assets to pay in full amounts due on the exchange notes. The exchange notes are obligations exclusively of TECO Energy, which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the exchange notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us, including the payment of dividends or other distributions or the extension of loans or advances. Further, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries' earnings, which are subject to various business risks. In a liquidation, bankruptcy, reorganization or similar proceeding involving TECO Energy, claims of holders of the exchange notes would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the exchange notes are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE EXCHANGE NOTES.

    The exchange notes are a new issue of securities for which there is currently no public market. Although Credit Suisse First Boston Corporation has informed us that it currently intends to make a market in the exchange notes, CSFB is not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity of any market that may develop for the exchange notes. We do not currently intend to apply for listing of the exchange notes on any securities exchange.

    The liquidity of, and trading market for, the exchange notes or the original notes, as the case may be, also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

THE ORIGINAL NOTES ARE, AND WILL CONTINUE TO BE, SUBJECT TO RESTRICTIONS ON TRANSFER, AND THE TRADING MARKET, IF ANY, FOR ORIGINAL NOTES MAY BE ADVERSELY AFFECTED BY COMPLETION OF THIS EXCHANGE OFFER.

         The original notes have not been registered under the Securities Act of 1933 or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act of 1933 and any other applicable securities laws, or pursuant to an exemption from those laws or in a transaction not subject to those laws. We do not intend to register under the Securities Act of 1933 the original notes that remain outstanding after completion of this exchange offer (subject to applicable limited exceptions). Original notes that remain outstanding after the completion of this exchange offer will continue to bear a legend reflecting those restrictions on transfer, and holders of those original notes will not be entitled to any rights to have those original notes registered under the Securities Act of 1933 or to any similar rights under the registration rights agreement (subject to applicable limited exceptions). To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for remaining original notes may be adversely affected.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as "anticipate," "believe," "expect," "intend," "may," "project," "will" or other similar words to identify forward-looking statements.

     Without limiting the foregoing, any statements relating to our

         -        earnings estimates and outlooks;

         -        anticipated capital expenditures;

         -        future cash flows and borrowings;

         - potential future merger opportunities and/or asset sales or monetizations; and

         -        sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

         Among the factors that could cause actual results to differ materially are:

         - the effect of our substantial indebtedness on our financial condition and financial flexibility;

         - ratings downgrades that could affect our ability to access capital and to make payments on subordinated debt or pay dividends, our ability to maintain compliance with covenants in our borrowing arrangements and increase our financing costs;

         - our ability to reduce capital expenditures and complete monetizations and other transactions to raise cash as planned;

         - limitations on our ability to obtain cash flow on which we depend from our subsidiaries;

         - interest rates and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms;

         - the effect of market conditions on TECO Power Services' power plants, which have no guaranteed rate of return;

         - potential capital arrangements or write-offs associated with our projects;

         - our ability to successfully complete and finance our projects on schedule and within budget;

         -        our ability to manage our market and credit risk;

         - general economic conditions, particularly those affecting energy sales in our service area;

         - potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

         - federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

         - variations in weather conditions and seasonal variations affecting energy sales and operating costs;

         - commodity price changes, including the price of energy affecting our businesses;

         -        availability of transmission for sale of our power;

         - any adverse changes in nonconventional fuel tax credit laws, regulations or administration, or in our ability to generate sufficient taxable income to utilize those credits;

         - problems with our subsidiaries' operations such as accidents or equipment failures that, if they occurred, would cause us to incur substantial costs;

         - adverse economic or political developments in the foreign countries in which our shipping business or TECO Power Services have operation; and

         - changes in environmental regulation that may impose additional costs or curtail some of our activities.

     When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including the section entitled "Risk Factors" of this prospectus and the Investment Considerations included in our filings with the SEC.

                                 USE OF PROCEEDS

     This exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer. In exchange for issuing the exchange notes as described in this prospectus, we will receive an equal principal amount of original notes, which will be canceled.

     The net proceeds from the issuance and sale of the original notes were used to retire $200,000,000 aggregate principal amount of our 7.00% Remarketable or Redeemable Securities Due 2015 (ROARS Notes), to pay down short-term debt previously drawn against our credit facility and for general corporate purposes. Pending such uses, we have invested the remaining proceeds in short-term money market instruments.

                                 CAPITALIZATION

    The following table summarizes:

         - the historical capitalization of TECO Energy and its consolidated subsidiaries at September 30, 2002 (as shown in the first column below);


         - the capitalization on a pro forma basis reflecting the issuance and sale of 19,384,800 shares of our common stock and receipt of aggregate proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) of approximately $206.4 million in October 2002 and application of the net proceeds to repay short-term debt (as shown in the second column below); and

         - the capitalization on a pro forma as adjusted basis reflecting the issuance of common stock described in the preceding bullet and as adjusted to reflect the issuance and sale of the original notes and our application of the net proceeds in the manner described in "USE OF PROCEEDS" (as shown in the third column below).

                                                           SEPTEMBER 30, 2002 (UNAUDITED)
                                                           ------------------------------
                                                          ACTUAL                     PRO FORMA
                                                        AMOUNTS       PRO FORMA     AS ADJUSTED
                                                        ----------    ----------    ----------
                                                                   ($ IN MILLIONS)
      Cash and cash equivalents .....................   $    187.4    $    187.4    $    287.6
      Restricted cash ...............................          1.6           1.6           1.6
                                                        ----------    ----------    ----------
                Total cash related ..................   $    189.0    $    189.0    $    289.2
                                                        ==========    ==========    ==========
      Short-term debt ...............................   $    230.8    $     24.4    $       --
      Long-term debt due within one year ............        338.4(1)      338.4(1)      138.4
      Long-term debt, less amount due within one year      2,955.8       2,955.8       3,335.8
      Redeemable preferred securities ...............        200.0         200.0         200.0
      Mandatorily convertible preferred securities ..        449.1         449.1         449.1
      Common equity, including the effect of unearned
        compensation ................................      2,421.2       2,627.6       2,606.6(2)
                                                        ----------    ----------    ----------
                Total capitalization(3) .............   $  6,595.3    $  6,595.3    $  6,729.9
                                                        ==========    ==========    ==========


(1) Includes $200 million in aggregate principal amount of our ROARS Notes which were exchanged for original notes valued at $234.1 million in connection with the original note offering. See also "USE OF PROCEEDS."

(2) Includes an after-tax charge of $21.0 million, reflecting the $34.1 million repurchase premium related to the ROARS Notes.

(3) Does not include guarantees and contingent obligations. See "RISK FACTORS -- We have substantial indebtedness, which could adversely affect our financial condition and financial flexibility," and "-- Our financial condition and ability to access capital and pay dividends may be materially adversely affected by further ratings downgrades."

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

    The tables below present selected historical consolidated income statement data, cash flow information and balance sheet data of TECO Energy and its subsidiaries. The information in the table was derived from our audited financial statements for the years ended December 31, 1997 through December 31, 2001 (including our financial information for the years ended December 31, 1999 through December 31, 2001 included in our Current Report on Form 8-K filed December 19, 2002). The information in these tables is only a summary. You should read it in connection with our historical financial statements and related notes and the sections titled "Management's Discussion & Analysis of Financial Condition & Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2001 (including our Current Report on Form 8-K filed on December 19, 2002) and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002. See "WHERE YOU CAN FIND MORE INFORMATION."

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                                    ------------------------    ------------------------------------------------------------------
                                      2002(3)        2001          2001          2000         1999         1998          1997
                                    ----------    ----------    ----------    ----------   ----------   ----------    ----------
TABLE 1                                                     ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT  DATA(1)(2)

Operating revenues                  $  2,015.3    $  1,914.1    $  2,488.1    $  2,223.2   $ 1,932.6     $ 1,905.1    $  1,809.5
Operating income                         329.4         330.1         398.2         400.5       411.5         386.5         397.0
Net income from continuing
 operations                              263.6         214.7         273.8         227.5       179.2(4)      179.2(5)      183.7(6)
Earnings per share (basic)
 from continuing operations               1.80          1.61    $     2.04    $     1.81   $    1.37(4)  $    1.36(5) $     1.40(6)
Dividends paid per share                 1.055         1.025    $    1.370    $    1.330   $   1.285     $   1.225    $    1.165

CASH FLOW INFORMATION
EBITDA(7)                           $    688.6    $    627.8    $    817.9    $    732.2   $   624.4     $   603.5    $    618.0
Cash interest                            133.7         129.0         178.1         166.7       116.9          99.3         115.5
Cash flow from investing:
  Capital expenditures                  (791.7)       (711.2)       (965.9)       (688.4)     (426.1)       (296.1)       (212.6)
  Other capital investments             (518.1)        (43.6)       (140.1)       (361.4)      (78.8)        (94.8)          2.2
                                    ----------    ----------    ----------    ----------   ---------     ---------    ----------
  Total                               (1,309.8)       (754.8)     (1,106.0)     (1,049.8)     (504.9)       (390.9)       (210.4)
Cash flow from financing                 889.5         333.8         613.5         665.6       204.2         (98.2)       (145.7)
Cash flow from operations                449.3         398.9         513.1         386.3       381.3         495.4         350.8

----------

(1) All prior periods presented reflect the results of TECO Coalbed Methane as discontinued operations. In September 2002, we announced our intention and initiated a plan to sell the TECO Coalbed Methane gas assets. Also effective for the quarter ended September 30, 2002, based on the deliberations of Emerging Issues Task Force No. (EITF) 02-03, Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities, and EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we will present revenues for energy marketing operations on a net basis. All periods presented reflect these reclassifications to conform to the current presentation.

(2) As described in Note J to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, we adopted the Financial Accounting Standards Board's FAS 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Our adoption of FAS 142 resulted in the elimination of the amortization of goodwill for periods beginning January 1, 2002. Goodwill amortization of $3.7 million, $2.4 million, $0.4 million, $0.3 million and $0.3 million were recorded for the years ended 2001, 2000, 1999, 1998 and 1997, respectively.

(3) Results include $6 million in after-tax income from a settlement agreement with the Electric Reliability Council of Texas (ERCOT) relating to amounts due for ancillary services provided by TECO Power Services' Frontera Power Station in the second quarter and a $3.0 million after-tax charge for an aircraft leased to US Airways by our TECO Investments subsidiary.

(4) Includes the effect of the following charges, which reduced net income by $19.6 million and earnings per share by $0.15 in 1999:

     Tampa Electric recorded a charge of $10.5 million ($6.4 million after tax) based on Florida Public Service Commission audits of its 1997 and 1998 earnings which, among other things, limited its equity ratio to 58.7 percent, a decrease of 91 basis points and 224 basis points from 1997's and 1998's ratios, respectively. Tampa Electric also recorded a charge of $3.5 million after tax, representing management's estimate of additional expense to resolve the litigation filed by the United States Environmental Protection Agency, which was then pending. After-tax charges totaling $6.1 million were also recognized reflecting corporate income tax provisions and settlements related to prior years' tax returns. These charges were recorded at Tampa Electric (a $3.8-million net after-tax charge, after recovery under the then current regulatory agreement), at TECO Investments (a $4.3-million after-tax charge) and at the TECO Energy corporate level (a $2.0-million after-tax benefit). A charge of $6.0 million ($3.6 million after tax) was recorded to adjust the carrying value of certain investments in leveraged aircraft leases to reflect lower anticipated residual values.

(5) Includes the effect of charges, which reduced net income by $19.6 million and earnings per share by $0.15 in 1998.



                                       21  footnotes continued on following page

(6) Includes the effect of merger-related transaction expenses, which reduced net income by $5.3 million and earnings per share by $0.04 in 1997.

(7) EBITDA is defined as income from continuing operations before interest, taxes (before application of the Section 29 synthetic fuel related benefits), equity component of allowance for funds used during construction, depreciation and amortization. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a measure in evaluating companies.

                                                            AS OF
                                                           SEPT. 30,                        AS OF DECEMBER 31,
                                                          ----------     ----------------------------------------------------------
                                                             2002           2001        2000        1999        1998        1997
                                                          ----------     ----------  ----------  ----------  ----------  ----------
TABLE 2                                                                                   ($ IN MILLIONS)
BALANCE SHEET DATA
Total assets                                              $  8,059.9     $  6,722.1  $  5,734.3  $  4,690.1  $  4,179.3  $  3,960.4
Capitalization:
  Short-term debt                                              230.8          638.9     1,208.9       813.7       319.0       447.5
  Long-term debt due within one year                           338.4(1)       788.8       237.3       155.8        36.0        12.7
  Long-term debt, less amount due within one year            2,955.8        1,842.5     1,374.6     1,207.8     1,279.6     1,080.2
  Redeemable preferred securities                              200.0          200.0       200.0          --          --          --
  Mandatorily convertible preferred securities                 449.1             --          --          --          --          --
  Common shareholders' equity excluding the effects of
   unearned compensation                                     2,457.8        2,015.9     1,559.5     1,472.5     1,569.2     1,512.2
Total capitalization(2)                                      6,631.9        5,486.1     4,580.3     3,649.8     3,203.8     3,052.6

--------

(1) Includes $200 million in aggregate principal amount of our ROARS Notes which were exchanged for original notes valued at $234.1 million in connection with the original note offering. See also "USE OF PROCEEDS."

(2) Does not include guarantees and contingent obligations. See "RISK FACTORS -- We have substantial indebtedness, which could adversely affect our financial condition and financial flexibility," and "-- Our financial condition and ability to access capital and pay dividends may be materially adversely affected by further ratings downgrades."

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratios of earnings to fixed charges for each of the periods shown.

                                       NINE MONTHS        TWELVE MONTHS                    YEAR ENDED DECEMBER 31,
                                          ENDED               ENDED         -----------------------------------------------------
                                    SEPTEMBER 30, 2002  SEPTEMBER 30, 2002    2001     2000      1999         1998        1997
                                    ------------------  ------------------  -------- -------- ----------- ----------- -----------
Ratio of Earnings to Fixed Charges        2.81x               2.55x         2.41x(1) 2.42x(1) 3.14x(1)(2) 3.55x(1)(3) 3.65x(1)(4)

      For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes, income or loss from equity investees and fixed charges. Fixed charges consist of interest on indebtedness, excluding allowance for funds used during construction, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

----------

(1) All prior periods presented reflect the reclassification of TECO Coalbed Methane's results from continuing operations to discontinued operations. In September 2002, we announced our intention and initiated a plan to sell the TECO Coalbed Methane gas assets.

(2) Includes the effect of non-recurring pretax items totaling $21.0 million recorded at Tampa Electric Company, TECO Investments, Inc. and TECO Energy. The effect of these items was to reduce the ratio of earnings to fixed charges. Had these items been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.48x for the year ended December 31, 1999.

(3) Includes the effect of non-recurring pretax items totaling $30.5 million associated with write-offs at TECO Coal Corporation and Tampa Electric, and $0.6 million pretax of merger-related costs. The effect of these items was to reduce the ratio of earnings to fixed charges. Had these items been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.83x for the year ended December 31, 1998.

(4) Includes a $2.6-million pretax charge for all transactions associated with the mergers completed in June 1997. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.68x for the year ended December 31, 1997.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

      The original notes were initially issued and sold on November 20, 2002. Those sales were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A under the Securities Act. We and the initial purchaser entered into a registration rights agreement prior to the issuance of the original notes. Under the registration rights agreement, we agreed to file and cause to become effective with the SEC the registration statement of which this prospectus is a part to effect the exchange of original notes for exchange notes.

      The sole purpose of this exchange offer is to fulfill our obligations under the registration rights agreement.

CONDITIONS TO EXCHANGE OFFER

      Completion of the exchange offer is subject to the conditions that the exchange offer not violate any applicable law or interpretation of the staff of the Division of Corporation Finance of the SEC and that no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. The exchange offer is also subject to various procedural requirements discussed below with which holders must comply. We reserve the right, in our absolute discretion, to waive compliance with these requirements subject to applicable law.

      In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any such original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus is a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

TERMS OF THE EXCHANGE OFFER

      We are offering to exchange, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, $1,000 principal amount of exchange notes for each $1,000 principal amount of original notes. Based on the position of the staff of the Division of Corporation Finance of the SEC as stated in certain interpretive letters issued to third parties in other transactions, we believe that the exchange notes will generally be freely transferable by holders thereof . See "PLAN OF DISTRIBUTION." Holders of the exchange notes will not be entitled to registration rights under the registration rights agreement except under certain limited circumstances. See "ORIGINAL NOTES REGISTRATION RIGHTS." Otherwise, the terms of the exchange notes are identical in all respects to the terms of the original notes for which they may be exchanged pursuant to this exchange offer. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. See "DESCRIPTION OF THE EXCHANGE NOTES."

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where those original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "PLAN OF DISTRIBUTION."

      If you are an affiliate of ours or if you intend to participate in the exchange offer for the purpose of distributing the exchange notes, or if you are a broker-dealer that purchased original notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, you will not be permitted or entitled to tender those original notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of those original notes unless that sale is made pursuant to an exemption from such requirements. See "PLAN OF DISTRIBUTION."

      The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered or accepted for exchange.

      Holders of original notes do not have any appraisal or dissenters' rights in connection with this exchange offer.

      Neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering all or any portion of your original notes in this exchange offer. In addition, no one has been authorized to make any recommendation as to whether you should tender notes in this exchange offer. You must make your own decision whether to tender original notes in the exchange offer and, if so, the aggregate amount of original notes to tender based on your own financial positions and requirements.

      If any tendered original notes are not accepted for exchange because of an invalid tender, global securities for any such unaccepted original notes will be returned, without expense, to the tendering holder promptly after completion of this exchange offer.

      Holders who tender original notes in connection with this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in connection with this exchange offer. We will pay all charges and expenses in connection with this exchange offer. See " - Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

      The exchange offer will expire at 5:00 p.m., New York City time, on _______________, 2003 unless we, in our sole discretion, extend the period during which the exchange offer is open by giving written notice to the exchange agent and by timely public announcement communicated no later than 9:00 a.m. on the next business day following the date for expiration, unless otherwise required by applicable law or regulation, by making a press release. We will not extend the exchange offer beyond ______________, 2003. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

      We expressly reserve the right to:

      - terminate the exchange offer and not accept for exchange any original notes if we determine, in our sole discretion, that the conditions to the exchange offer have not been satisfied, and

      - amend the terms of the exchange offer in any manner permitted by applicable law, whether before or after any tender of original notes.

      If any such termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of original notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the date of expiration, we will exchange the exchange notes for original notes on the first business day following the expiration date.

      If we waive any material condition to the exchange offer, or amend the exchange offer in any other material respect, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the holders of the original notes, and if at the time that such prospectus supplement is first sent or given to holders of original notes, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such prospectus supplement is first so sent or given, then the exchange offer will be extended until the expiration of such period of five business days.

      We will mail this prospectus and the related letter of transmittal and other relevant materials to record holders of original notes and to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

EXCHANGE OFFER PROCEDURES

HOW TO TENDER

      Your tender to us of original notes pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions stated below and in the letter of transmittal.

      GENERAL PROCEDURES.

      You may tender your original note by:

      - properly completing and signing the letter of transmittal and delivering it, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer pursuant to the procedure described below), to the exchange agent at its address set forth below on or prior to the date the exchange offer expires, or

      -     complying with the guaranteed delivery procedures described below.

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where those original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "PLAN OF DISTRIBUTION."

      If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange for those original notes are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Securities

Exchange Act of 1934, as amended. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by one of the institutions just described.

      If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those original notes, you should contact that holder promptly and instruct that holder to tender those original notes on your behalf. If you wish to tender those original notes yourself, you must, prior to completing and executing the letter of transmittal and delivering those original notes, make appropriate arrangements to register ownership of those original notes in your name and follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

      BOOK-ENTRY TRANSFER.

      The exchange agent will make a request to establish an account with respect to the original notes at The Depository Trust Company (DTC) for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of original notes may be effected through book-entry transfer at DTC, you must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified below and it must be received by the exchange agent on or prior to the date the exchange offer expires or you must comply with the guaranteed delivery procedures described below.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use the Automated Tender Offer Program procedures to tender original notes.

      Any participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange for original notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of original notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. An agent's message is a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against that participant.

      THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE THROUGH THE AUTOMATED TENDER OFFER PROGRAM, IS AT YOUR ELECTION AND RISK. IF YOU SEND THESE DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, THAT YOU OBTAIN PROPER INSURANCE, AND THAT YOU MAIL THOSE DOCUMENTS SUFFICIENTLY IN ADVANCE OF THE DATE ON WHICH THE EXCHANGE OFFER EXPIRES TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE SUCH DATE.

      GUARANTEED DELIVERY PROCEDURES.

      If you wish to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the date on which the exchange offer expires, you must deliver to the exchange agent a letter, telegram or facsimile transmission from a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized guarantee medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, stating:

      -     the name and address of the tendering holder,

      -     the principal amount of the original notes being tendered,

      -     the names in which the original notes are registered,

      - if possible, the certificate numbers of the original notes to be tendered, and

      - that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the appropriate submitting institution, the original notes, in proper form for transfer, will be delivered by such appropriate submitting institution together with a properly completed and duly executed letter of transmittal (and any other required documents).

      Such a tender will be effective only if such notice is received by the exchange agent before the exchange offer expires.

      Unless original notes being tendered by the above-described method (or a timely book-entry confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by appropriate submitting institutions for the purposes described in the paragraphs above are available from the exchange agent.

      A tender will be deemed to have been received as of the date when your properly completed and duly signed letter of transmittal or agent's message accompanied by the original notes (or a timely book-entry confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an appropriate submitting institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered original notes (or a timely book-entry confirmation).

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us, which determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

      The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

      By tendering your original notes for exchange, you thereby exchange, assign and transfer the original notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. You will be required to represent and warrant that you have full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of those tendered original notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or proxy. You will also warrant that you will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes by us, and the issuance of exchange notes in exchange for those notes shall constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement (except in certain limited circumstances). All authority conferred by you will survive your death or incapacity, and all of your obligations will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators.

      By tendering original notes and executing the letter of transmittal, or transmitting an agent's message, as the case may be, you represent that:

      - you are not an affiliate of ours as defined in Rule 405 of the Securities Act of 1933;

      - you are not a broker-dealer that owns original notes acquired directly from us or from an affiliate of ours;

      - you are acquiring the exchange notes offered hereby in the ordinary course of business; and

      -     you have not agreed with anyone to distribute the exchange notes.

      If you are a broker-dealer that purchased original notes for your own account as part of market-making or other trading activities, you represent that you have not agreed with us or our affiliates to distribute the exchange notes and agree to deliver a prospectus in connection with any resale of the exchange notes; and you may exclude the representation in the last bullet point above.

WITHDRAWAL RIGHTS

      You may withdraw any original notes you have tendered pursuant to the exchange offer at any time prior to the date on which the exchange offer expires.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth below in the "Exchange Agent" section prior to the date on which the exchange offer expires. Any such notice of withdrawal must state:

      - the person named in the letter of transmittal as having tendered original notes to be withdrawn;

      - if possible, the certificate numbers of original notes to be withdrawn;

      -     the principal amount of original notes to be withdrawn;

      - a statement that such holder is withdrawing its election to have those original notes exchanged, and

      -     the name of the registered holder of those original notes.

      The withdrawal notice must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn.

      The exchange agent will return the properly withdrawn original notes promptly following receipt of the notice of withdrawal. We will determine all questions as to the validity of notices of withdrawal, including time of receipt, and such determinations will be final and binding on all persons.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

      Upon the terms and subject to the conditions of the exchange offer, we will choose and notify the exchange agent of the date on which the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered original notes when we have given written notice thereof to the exchange agent.

      The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of the exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with DTC) promptly following the date on which the exchange offer expires, or, if we terminate the exchange offer prior to such date, promptly after the exchange offer is so terminated.

ACCRUED INTEREST ON EXCHANGE NOTES

      You will not receive accrued but unpaid interest on original notes at the time you tender them. Rather, that interest will be payable on the exchange notes delivered in exchange for the original notes on the first interest payment date after the exchange date.

ACCOUNTING TREATMENT

      The exchange notes will be recorded at the same carrying value as the original notes for which they are exchanged, which is the aggregate principal amount of the original notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the term of the exchange notes.

EXCHANGE AGENT

      The Bank of New York has been appointed as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent as follows:

By Mail, Hand or Overnight Delivery:                 The Bank of New York
                                                     Corporate Trust Operations
                                                     Reorganization Unit
                                                     101 Barclay Street
                                                     7th Floor East
                                                     New York, New York  10286
                                                     Attn:  Bernard Arsenec

Telephone:                                           (212) 815-5098

By Fax (for eligible institutions only):             (212) 298-1915

      Delivery to an address other than as stated above, or transmissions of instructions to a facsimile number other than the one stated above, will not constitute a valid delivery.

FEES AND EXPENSES

      We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. We will pay the expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, printing, accounting and legal fees.

      Holders who tender their original notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of the original notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from such taxes is not submitted with the letter of transmittal, the amount of such taxes will be billed directly to such tendering holder.

      No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our business since the respective dates as of which information is given herein. We are not making the exchange offer to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer may be made on our behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                        DESCRIPTION OF THE EXCHANGE NOTES

      The exchange notes will be issued under an indenture, dated as of August 17, 1998, as amended and supplemented by an eighth supplemental indenture thereto, between us and The Bank of New York, as trustee. The indenture was filed as an exhibit to our Registration Statement on Form S-3 dated August 24, 1998. The eighth supplemental indenture was filed as an exhibit to our current report on Form 8-K filed on November 20, 2002. The following description summarizes only the material terms of the exchange notes. The description is not complete, and we refer you to the indenture, which is incorporated by reference. For purposes of the following description, unless otherwise indicated, a business day is any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York.

GENERAL

      The initial aggregate principal amount of the exchange notes offered under this prospectus is $380,000,000. The exchange notes will mature on December 1, 2007.

      The exchange notes do not have a sinking fund. The original notes and the exchange notes will constitute a single series of notes under the indenture. We may, at any time, issue additional notes having the same ranking, the same interest rate, maturity and other terms, and the same CUSIP number, as the original notes and the exchange notes, without the consent of the holders thereof. Any additional notes having such similar terms, together with the original notes and the exchange notes, may constitute a single series of notes under the indenture.

      Except as described in "-- Purchase of Notes Upon Change in Control," the exchange notes do not provide special protection in the event we are involved in a highly leveraged transaction.

INTEREST ON THE EXCHANGE NOTES

      The exchange notes will bear interest at the rate of 10.50% per year (computed based on a 360-day year consisting of twelve 30-day months) for the period from November 20, 2002 to, but excluding, December 1, 2007. Interest on the exchange notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2003. Interest payments will be made to the persons in whose names the exchange notes are registered on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

      Interest on each exchange note issued pursuant to the exchange offer will accrue from the last interest payment date to which interest was paid on the original notes surrendered in exchange therefor or, if no interest has been paid on the original notes, from the date of the initial issuance of the original notes.

      If we fail to pay any interest on the exchange notes when due or we fail to pay principal of or premium, if any, on the exchange notes when due, interest will accrue on such unpaid interest or principal or premium at the same interest rate applicable to the exchange notes, until such unpaid interest or principal or premium is paid in full.

RANKING

      The exchange notes will be our unsubordinated and unsecured obligations and will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness from time to time outstanding and would be effectively subordinated to any secured indebtedness that we may incur. Except as described in "-- Certain Restrictive Covenants," the exchange notes will not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue or contain financial or similar restrictions on us or any of our subsidiaries. In addition, because we are a holding company that conducts our operations through our subsidiaries, holders of the exchange notes will have a junior position to the claims of creditors of our subsidiaries.

FORM

      The exchange notes will be issued in fully registered form, without coupons, in minimum denominations of $1,000 or integral multiples of $1,000 in excess of $1,000. The exchange notes will be issued as global securities and deposited with, or on behalf of DTC. See "BOOK-ENTRY; DELIVERY AND FORM" below for additional information concerning the exchange notes and the book-entry system. The exchange notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, and secondary market trading activity in the exchange notes will therefore settle in immediately available funds. We will make all payments of principal and interest in immediately available funds to DTC in the City of New York.

OPTIONAL REDEMPTION

      The notes are redeemable at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

      - 100% of the principal amount of notes then outstanding to be redeemed, or

      - the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points (0.50%), as calculated by an independent investment banker, plus, in both of the above cases, accrued and unpaid interest thereon to the redemption date.

      "Adjusted Treasury Rate" means, with respect to any redemption date:

      - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the Remaining Life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

      - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (the "Remaining Life").

      "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      "Independent Investment Banker" means Credit Suisse First Boston Corporation (CSFB) or its successors, as designated by us, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

      "Reference Treasury Dealer" means:

      - CSFB and its successors; provided that, if CSFB ceases to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer, and

      -     up to four other Primary Treasury Dealers selected by us.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

      If we plan to redeem the notes, before the redemption occurs, we are not required to:

      - issue, register the transfer of, or exchange any note during the period beginning 15 days before the notice of redemption is mailed and ending on the day the notice is mailed; or

      - after the notice of redemption is mailed, register the transfer of or exchange any note selected for redemption, except, if we are redeeming only a part of a note, we are required to register the transfer of or exchange the unredeemed portion of the note if the holder so requests.

      Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

CONSOLIDATION, MERGER, ETC.

      We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

      - the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

      - the successor or transferee expressly assumes our obligations under the indenture; and

      - the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

      Upon the assumption by the successor of our obligations under the indenture and the notes, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

PURCHASE OF NOTES UPON CHANGE IN CONTROL

      In the event of any Change in Control (as defined below) and if the notes are rated below BBB- (or an equivalent rating) by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or below Baa3 (or an equivalent rating) by Moody's Investor's Service, Inc. at such time, each holder of a note will have the right, at such holder's option, subject to the terms and conditions of the indenture, to require us to repurchase all or any part of such holder's notes on a date selected by us that is no earlier than 60 days nor later than 90 days (the "Change in Control Purchase Date") after the mailing of written notice by us of the occurrence of such Change in Control, at a repurchase price payable in cash equal to

101% of the principal amount of such notes plus accrued and unpaid interest, if any, thereon to the Change in Control Purchase Date (the "Change in Control Purchase Price").

      Within 30 days after the Change in Control, we will mail to each holder of a note a notice regarding the Change in Control, which notice shall state, among other things:

      - that a Change in Control has occurred and that each such holder has the right to require us to repurchase all or any part of such holder's notes at the Change in Control Purchase Price;

      -     the Change in Control Purchase Price;

      -     the Change in Control Purchase Date;

      -     the name and address of the paying agent; and

      - the procedures that holders must follow to cause the notes to be repurchased.

      To exercise this right, a holder must deliver a written notice (the "Change in Control Purchase Notice") to the paying agent at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state:

      - the portion of the principal amount of any notes to be repurchased, which must be $1,000 or an integral multiple thereof;

      - that such notes are to be repurchased by us pursuant to the applicable change-in-control provisions of the indenture; and


      - unless the notes are represented by one or more global notes, the certificate numbers of the notes to be repurchased.

      Any Change in Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent not later than three business days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

      If a note is represented by a global note, DTC or its nominee will be the holder of such note and therefore will be the only entity that can require us to repurchase notes upon a Change in Control. To obtain repayment with respect to such note upon a Change in Control, the beneficial owner of such note must provide to the broker or other entity through which it holds the beneficial interest in such note (1) the Change in Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States and (2) instructions to such broker or other entity to notify DTC of such beneficial owner's desire to cause us to repurchase such notes. Such broker or other entity will provide to the paying agent (1) a Change in Control Purchase Notice received from such beneficial owner and (2) a certificate satisfactory to the paying agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such notes by us.

      Payment of the Change in Control Purchase Price for a note in registered, certificated form for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such certificated note (together with necessary endorsements) to the paying agent at its office in New York, New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such certificated note will be made promptly following the later of the Change in Control Purchase Date and the time of delivery of such certificated note.

      If the paying agent holds, in accordance with the terms of the indenture, money sufficient to pay the Change in Control Purchase Price of a note on the business day following the Change in Control Purchase Date for such note, then, on and after such date, interest on such note will cease to accrue, whether or not such note is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the note).

      Under the indenture, a "Change in Control" means the occurrence of any of the following:

      - we cease to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Tampa Electric (whether arising from issuance of securities of us or Tampa Electric, any direct or indirect transfer of securities by us or Tampa Electric, any merger, consolidation, liquidation or dissolution of us or Tampa Electric or otherwise);

      - any "entity", "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of our voting stock;

      - we consolidate or merge with another person pursuant to a transaction in which our outstanding voting stock or the voting stock of such other person is changed into or exchanged for cash, securities, or other property, other than any such transaction where
            (A) our outstanding voting stock is changed into or exchanged for, in whole or in part, voting stock of the surviving or transferee person and (B) the holders of our voting stock immediately prior to such transaction retain or receive, directly or indirectly, substantially proportionate ownership of at least a majority of the voting stock of the surviving or transferee person immediately after such transaction;

      - the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than to an entity at least a majority of whose voting stock is owned, directly or indirectly, substantially proportionately by the holders of our voting stock;

      - during any period of up to 24 consecutive months, commencing after the date of issuance of the original notes, individuals who at the beginning of such 24-month period were members of our board of directors shall cease for any reason to constitute a majority of our board of directors, provided that any person becoming a director subsequent to the date of issuance of the original notes, whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of our directors) shall be, for purposes of this provision, considered as though such person were a member of the board as of the beginning of such period; or

      -     the adoption of a plan relating to our liquidation or dissolution.

      The indenture requires us to comply with the provisions of Regulation 14E and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable in connection with any offer by us to purchase notes at the option of holders upon a Change in Control. The Change in Control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between us and the initial purchaser of the original notes. Management has no present intention to propose any anti-takeover measures although it is possible that we may decide to do so in the future.

      No note may be repurchased by us as a result of a Change in Control if there has occurred and is continuing an event of default described under "Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to the notes). In addition, our ability to purchase the notes may be limited by our financial resources and our inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements. The agreements governing our other Indebtedness may contain prohibitions of certain events or provide that such events are events of default, including events that would constitute a Change in Control. In addition, the exercise by holders of notes of their right to require us to repurchase the notes upon a Change in Control could cause a default under these other agreements, even if the Change in Control itself does not, due to the financial effect of such repurchases on us.

      The definition of Change in Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and those of our Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

CERTAIN RESTRICTIVE COVENANTS

      The indenture contains the covenants described below, which will apply only if either (a) the notes are rated below BBB- (or an equivalent rating) by Standard & Poor's or below Baa3 (or an equivalent rating) by Moody's, or (b) the notes are rated below the Special Ratings Trigger; provided, however, the condition of clause (b) shall not apply when the TECO Construction Undertakings have been discharged and we are no longer obligated with respect to Indebtedness (including guarantees) that requires us to deliver, when our long-term unsecured Indebtedness is rated below the Special Ratings Trigger, letters of credit in the aggregate face amount of $50,000,000 or more. Certain capitalized terms used below are defined under the heading "Certain Definitions" below.

      LIMITATION ON RESTRICTED PAYMENTS

      We will not, and will not permit any of our Restricted Subsidiaries, directly or indirectly, to:

            - declare or pay any dividend or make any distribution on our Capital Stock to the direct or indirect holders of our Capital Stock (except dividends or distributions payable solely in our Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to us or a Restricted Subsidiary);

            - purchase, redeem or otherwise acquire or retire for value any of our Capital Stock; or

            - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness,

            - make any Restricted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement, payments and other actions set forth in this and the preceding bullets above being collectively referred to as "Restricted Payments"), if at the time we or such Restricted Subsidiary makes such Restricted Payment:
(1) an event of default, or an event that with the lapse of time or the giving of notice or both would constitute an event of default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the issuance date of the original notes would exceed the sum (without duplication) of: (a) the difference of (i) Operating Cash Flow minus (ii) an amount equal to the product of (x) Consolidated Interest Expense multiplied by (y) 1.70, in each case for the period from the beginning of the first fiscal quarter commencing after the issuance date of the original notes to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such difference shall be a deficit, minus 100% of the deficit), (b) the aggregate Net Cash Proceeds received by us from the issue or sale of or contribution with respect to our Capital Stock after the issuance date of the original notes (other than Capital Stock sold to one of our subsidiaries), (c) to the extent that any Restricted Investment that was made after the issuance date of the original notes is sold for cash or otherwise liquidated, redeemed or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment and (d) 100% of any dividends received by us or a Restricted Subsidiary after the issuance date of the original notes from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in our Consolidated Net Income for such period.

      The foregoing provisions will not prohibit:

            - dividends or other distributions paid in respect of any class of Capital Stock issued by us in connection with the acquisition of any business or assets by us or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

            - any purchase or redemption of our Capital Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock (other than Redeemable Stock or Exchangeable Stock);

            - dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant;

            - payments made by us or a Restricted Subsidiary to an Unrestricted Subsidiary in satisfaction of obligations existing on the issuance date of the original notes.

      LIMITATION ON CERTAIN LIENS

      We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist any lien upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Tampa Electric, without making effective provision whereby the notes will be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) liens securing Indebtedness of us or our Restricted Subsidiaries; provided, that on the date such liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all our secured Indebtedness at such date shall not exceed 5% of Consolidated Net Tangible Assets, (b) liens for taxes, pledges to secure workman's compensation, other statutory obligations and materialman's, mechanic's and similar liens and purchase money liens and (c) liens incurred by Tampa Electric that are not prohibited by applicable legal and regulatory requirements, including without limitation the rules and regulations of the Florida Public Service Commission.

      LIMITATION ON INDEBTEDNESS

      We will not, and will not permit any of our Restricted Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness, provided, however, that we may issue Indebtedness if the Consolidated Coverage Ratio of us and our Restricted Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of us and our Restricted Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (1) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (2) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (3) the acquisition or disposition of any company or business by us or any Restricted Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings and interest expense of such company or business), including any acquisition or disposition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition or disposition occurred at the beginning of the period) exceeds a ratio of 2.0 to 1.0.

     The foregoing limitation is subject to exceptions for:

            - our Indebtedness under Credit Facilities not to exceed $1,000,000,000 in aggregate outstanding principal amount at any time;

            - Indebtedness (other than Indebtedness described in the first bullet above) outstanding on the issuance date of the original notes, and Indebtedness issued in exchange for, or the proceeds of which are used to refund or refinance, any Indebtedness permitted by this bullet; provided, however, that
                  (i) the principal amount (or accreted value in the case of Indebtedness issued at a discount) of the Indebtedness so issued shall not exceed the principal amount (or accreted value in the case of Indebtedness issued at a discount) of, premium, if any, and accrued but unpaid interest on, the Indebtedness so exchanged, refunded or refinanced and (ii) the Indebtedness so issued (A) shall not mature prior to the stated maturity of the Indebtedness so exchanged, refunded or refinanced, (B) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced and (C) if the Indebtedness to be exchanged, refunded or refinanced is subordinated to the notes, the Indebtedness is subordinated to the notes in right of payment;

            -     Indebtedness represented by the notes;

            - our Indebtedness owed to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owed to and held by us or a Restricted Subsidiary; provided, however, that in the case of Indebtedness of us or of a Restricted Subsidiary owed to and held by a Restricted Subsidiary, (i) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a subsidiary or (ii) any transfer of such Indebtedness (except to us or a Restricted Subsidiary) shall be deemed for these purposes to constitute the issuance of such Indebtedness by us or a Restricted Subsidiary, as the case may be;

            - Indebtedness of us or a Restricted Subsidiary issued in exchange for, or the proceeds of which are used to refund or refinance, Indebtedness of us or of a Restricted Subsidiary issued in accordance with the first paragraph of this section above; provided, however, that (i) the principal amount (or accreted value in the case of Indebtedness issued at a discount) of the Indebtedness so issued shall not exceed the principal amount (or accreted value in the case of Indebtedness issued at a discount) of, premium, if any, and accrued but unpaid interest on, the Indebtedness so exchanged, refunded or refinanced and (ii) the Indebtedness so issued (A) shall not mature prior to the stated maturity of the Indebtedness so exchanged, refunded or refinanced, (B) shall have an Average Life equal to or greater than the remaining Average Life of the Indebtedness so exchanged, refunded or refinanced and (C) if the Indebtedness to be exchanged, refunded or refinanced is subordinated to the notes, the Indebtedness is subordinated to the notes in right of payment;

            - Indebtedness of a person existing at the time at which such person became a subsidiary and not incurred in connection with, or in contemplation of, such person becoming a subsidiary;

            - Indebtedness of us or a Restricted Subsidiary represented by Capital Lease Obligations or purchase money obligations;

            - Indebtedness of Tampa Electric that is not prohibited by applicable legal and regulatory requirements, including without limitation the rules and regulations of the Florida Public Service Commission;

            - Indebtedness for working capital of a Restricted Subsidiary (other than Tampa Electric) under Credit Facilities not to exceed $100,000,000 in aggregate outstanding principal amount at any time; and

            - Indebtedness issued by us or any of our Restricted Subsidiaries not to exceed $100,000,000 in aggregate outstanding principal amount at any time.

      DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

      Our board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an event of default or an event that with notice or the passage of time or both would constitute an event of default; provided, that in no event will any Restricted Subsidiary existing on the issuance date of the original notes or any substantial portion of any of such Restricted Subsidiary's businesses be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption " -- Limitation on Restricted Payments" or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Our board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause an event of default or an event that with notice or the passage of time or both would constitute an event of default.

CERTAIN DEFINITIONS

      Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

      "Amortization Expense" means, for any period, amounts recognized during such period as amortization of capital leases, depletion, fuel, goodwill and assets classified as intangible assets in accordance with U.S. generally accepted accounting principals (GAAP).

      "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

      "Capital Lease Obligation" of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with

GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a lien on any property or assets to which such lease relates.

      "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided, that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

      "Cash Equivalents" means:

            -     United States dollars;

            - securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 270 days from the date of acquisition;

            - certificates of deposit and eurodollar time deposits with maturities of 270 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 270 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of "B" or better;

            - repurchase obligations with a term of not more than seven days for underlying securities of the types described in the second and third bullets above entered into with any financial institution meeting the qualifications specified in the third bullet above;

            - commercial paper having the highest rating obtainable from Moody's or Standard & Poor's and in each case maturing within six months after the date of acquisition; and

            - money market funds, substantially all of which constitute Cash Equivalents of the kinds described in bullets one through five of this definition.

      "Consolidated Coverage Ratio" with respect to any period means the ratio of (1) the aggregate amount of Operating Cash Flow for such period to (2) the aggregate amount of Consolidated Interest Expense for such period.

      "Consolidated Current Liabilities" means, for any period, the aggregate amount of our liabilities and of our Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (1) eliminating all inter-company items between us and any Restricted Subsidiary and (2) deducting all current maturities of long-term Indebtedness, all as determined in accordance with GAAP.

      "Consolidated Indebtedness" means, at any date of determination, the aggregate our Indebtedness and of our Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "Consolidated Interest Expense" means, for any period, the total interest expense in respect of our Consolidated Indebtedness and of our Restricted Subsidiaries, including, without duplication:

            -     interest expense attributable to capital leases,

            -     amortization of debt discount,

            -     capitalized interest,

            -     cash and noncash interest payments,

            - commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

            - net costs under Hedging Obligations (including amortization of discount), and

            - interest expense in respect of obligations of other persons deemed to be our Indebtedness or Indebtedness of any Restricted Subsidiaries under the fifth or sixth bullets of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude any costs otherwise included in interest expense recognized on early retirement of debt.

      "Consolidated Net Income" means, for any period, our net income and the net income of our Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

            - any net income of any person if such person is not us or a Restricted Subsidiary, except that our equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to us or a Restricted Subsidiary as a dividend or other distribution;

            - the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or its stockholders;

            - any net income of any person acquired by us or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

            - the cumulative effect of a change in accounting principles will be excluded; and

            - any gain or loss realized upon the sale or other disposition of any of our property, plant or equipment or of a Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person.

      "Consolidated Net Tangible Assets" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on our and our Restricted Subsidiaries' most recently available quarterly or annual consolidated balance sheet, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

            -     Consolidated Current Liabilities;

            - minority interests in Consolidated Subsidiaries held by persons other than us or a Restricted Subsidiary;

            - excess of cost over fair value of assets of businesses acquired, as determined in good faith by the board of directors as evidenced by board resolutions;

            - any revaluation or other write-up in value of assets subsequent to December 31, 2001, as a result of a change in the method of valuation in accordance with GAAP;

            - unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

            -     treasury stock; and

            - any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

      "Consolidated Net Worth" of any person means the total of the amounts shown on the consolidated balance sheet of such person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of any date selected by such person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (1) the par or stated value of all outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

      "Consolidated Subsidiary" means, any subsidiary whose accounts are or are required to be consolidated with our accounts in accordance with GAAP.

      "Credit Facilities" means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, restructured, replaced or refinanced in whole or in part from time to time.

      "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

      "Hedging Obligations" means, with respect to any specified person, the obligations of such person under:

            - interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

            - other agreements or arrangements designed to protect such person against fluctuations in interest rates and foreign currency exchange rates,

in each case, to the extent incurred in the ordinary course of business and not for speculative purposes.

      "Hybrid Preferred Securities" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

            - such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to us in exchange for subordinated debt issued by us or lends substantially all of the proceeds from the issuance of such preferred securities to a second Hybrid Preferred Securities Subsidiary, which in turn lends substantially all of the proceeds from the issuance of its preferred securities to us in exchange for subordinated debt issued by us;

            - such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and

            - we make periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary or Hybrid Preferred Securities Subsidiaries to make corresponding payments to the holders of the Hybrid Preferred Securities.

      "Hybrid Preferred Securities Subsidiary" means:

any business trust:

            - all of the common equity interest of which is owned (either directly or indirectly through one or more of our wholly-owned subsidiaries) at all times by us or whose sole depositor is another Hybrid Preferred Securities Subsidiary;

            - that has been formed for the purpose of issuing Hybrid Preferred Securities; and

            - substantially all of the assets of which consist at all times solely of subordinated debt issued by us or the preferred securities of a second Hybrid Preferred Securities Subsidiary and payments made from time to time on such subordinated debt or preferred securities, as the case may be; or
any limited liability company (or similar entity):

            - all of the common equity interest of which is owned (either directly or indirectly through one or more of our wholly-owned subsidiaries) at all times by us;

            - that has been formed for the purpose of issuing Hybrid Preferred Securities; and

            - substantially all of the assets of which consist at all times solely of subordinated debt issued by us and payments made from time to time on such subordinated debt.

      "Indebtedness" of any person means, without duplication:

            - the principal of and premium (if any) in respect of (1) indebtedness of such person for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

            -     all Capital Lease Obligations of such person;

            - all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

            - all obligations of such person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullets above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

            - all obligations of the type referred to in the bullets above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and

            - all obligations of the type referred to in the bullets above of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured.

      "Investments" means, with respect to any person, all direct or indirect investments by such person in other persons in the forms of loans (including Support Obligations or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our subsidiaries sells or otherwise disposes of any Capital Stock of any of our direct or indirect subsidiaries, such that, after giving effect to any such sale or disposition, such person is no longer our subsidiary, we will be deemed to have made an

Investment on the date of any such sale or disposition equal to the fair market value of our Investments in such subsidiary that were not sold or disposed of. The acquisition by us or any of our subsidiaries of a person that holds an Investment in a third person will be deemed to be an Investment by us or such subsidiary in such third person in an amount equal to the fair market value of the Investments held by the acquired person in such third person.

      "Net Cash Proceeds" means, with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the board of directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Company or any Restricted Subsidiary, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the board of directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

      "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

      "Non-Recourse Debt" means Indebtedness:

            -     as to which neither we nor any of our Restricted Subsidiaries
                  (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

            - no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the exchange notes or any Credit Facility) of us or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

            - as to which the lenders have been notified in writing that they will not have any recourse to our or any of our Restricted Subsidiaries' stock or assets.

      "Operating Cash Flow" means, for any period, with respect to us and our Restricted Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes (before giving effect to non-conventional fuel tax credits), depreciation expense, Amortization Expense and any noncash amortization of debt issuance costs, any nonrecurring, non-cash charges to earnings and any negative accretion recognition.

      "Permitted Investments" means:

            -     any Investment in us or in a Restricted Subsidiary;

            -     any Investment in Cash Equivalents;

            - any Investment by us or any Restricted Subsidiary in a person, if as a result of such Investment:

                  -     such person becomes our Restricted Subsidiary; or

                  - such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or our Restricted Subsidiary;

            - any Investment made as a result of the receipt of non-cash consideration from an asset sale;

            - any acquisition of assets solely in exchange for the issuance of our Capital Stock (other than Redeemable Stock or Exchangeable Stock);

            - any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

            -     Hedging Obligations;

            - receivables owing to us or any one of our subsidiaries, if created or acquired in the ordinary course of business;

            - payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

            - loans or advances to employees made in the ordinary course of our or any of our subsidiaries' business, as the case may be, not to exceed $100,000 per employee and $5 million in the aggregate at any one time outstanding;

            - Support Obligations otherwise permitted by the terms of the indenture;

            - payments made by us or a Restricted Subsidiary to an Unrestricted Subsidiary in satisfaction of obligations existing on the issuance date of the exchange notes; and

            - other Investments in any person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this bullet that are at the time outstanding not to exceed $50 million, without giving effect to any writedown or writeoff of such Investment or reduction to the extent credit has already been given under clause 2(c) of the covenant described above under the caption "Limitation on Restricted Payments".

      "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided, that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

      "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the outstanding notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the stated maturity of the outstanding notes.

      "Restricted Investment" means an Investment other than a Permitted Investment.

      "Restricted Subsidiary" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

      "Special Ratings Trigger" with respect to long-term unsecured indebtedness means that such indebtedness is not rated at least (x) BBB- by Standard & Poor's and Baa2 by Moody's Investor's Service, Inc. or (y) BBB by Standard & Poor's and Baa3 by Moody's.

      "Subordinated Indebtedness" means any of our Indebtedness or of any of our Restricted Subsidiaries (whether outstanding on the issuance date of the original notes or thereafter incurred) which is contractually subordinated or junior in right of payment to the notes.

      "Support Obligations" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:

            - to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

            - to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

            - to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

            - to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

            - to perform, or arrange for the performance of, any non-monetary obligations or nonfunded debt payment obligations of the primary obligor.

      "TECO Construction Undertakings" means, collectively, the Amended and Restated Construction Contract Undertaking dated as of May 14, 2002, as the same may be amended from time to time, by us in favor of Panda Gila River, L.P., a Delaware limited partnership ("Panda Gila River"), and Citibank, N.A., as Administrative Agent (the "Panda Gila River Agent") under the Gila River Project Credit Agreement dated as of May 31, 2001 among Panda Gila River, the banks a party thereto, and the Panda Gila River Agent; and the Amended and Restated Construction Contract Undertaking dated as of May 14, 2002, as the same may be amended from time to time, by us in favor of Union Power Partners, L.P., a Delaware limited partnership ("Union Power"), and Citibank, N.A., as Administrative Agent (the "Union Power Agent") under the Union Power Project Credit Agreement dated as of May 31, 2001 among Union Power, the banks a party thereto, and the Union Power Agent.

      "Unrestricted Subsidiary" means each of TECO Power Services Corporation and its subsidiaries and any other subsidiary of us (other than any subsidiary existing on the issuance date of the original notes or any successor to any of them) that is designated by our board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such subsidiary being designated as an Unrestricted Subsidiary:

            -     has no Indebtedness other than Non-Recourse Debt;

            - is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from persons who are not our affiliates;

            - is a person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation
                  (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;

            - has not guaranteed or otherwise directly or indirectly provided credit support for any of our Indebtedness or of any of our Restricted Subsidiaries; and

            - has at least one director on its board of directors that is not our director or executive officer or a director or executive officer of any of our Restricted Subsidiaries and has at least one executive officer that is not our director or executive officer or a director or executive officer of any of our Restricted Subsidiaries.

      Any designation of one of our subsidiaries as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption " -- Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such subsidiary will be deemed to be incurred by our Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Limitation on Indebtedness," we will be in default of such covenant. Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation will be deemed to be an incurrence of Indebtedness by our Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Limitation on Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no default or event of default would be in existence following such designation.

MODIFICATION OF THE INDENTURE

      The indenture provides that we or the trustee may modify or amend its terms with the consent of (1) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (2) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by a modification, we may not:

            - change the date stated on the debt securities on which any payment of principal or interest is stated to be due;

            - reduce the principal amount or any premium or interest on, any debt securities, including the amount payable upon acceleration of the maturity thereof;

            - change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt securities;

            - impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities after the stated maturity (or, in the case of redemption, on or after the redemption date); or

            - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

      Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

      The holders of not less than a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture with respect to the notes except:

            - a default in the payment of principal of, or any premium or interest on, any notes;

            - in respect of a covenant or provision under the indenture which cannot be modified or amended without the consent of the holder of each outstanding note.

EVENTS OF DEFAULT

      An event of default with respect to any of the notes is any one of the following events:

            - we fail to pay any interest (including additional interest on the original notes) on any of the notes when due, and such failure has continued for 30 days;

            - we fail to pay principal of or premium, if any, on any of the notes when due;

            - we fail to comply with provisions described in the caption " -- Purchase of Notes Upon Change in Control;"

            - we or any of our subsidiaries fail to comply with the provisions described under the captions " -- Certain Restrictive Covenants -- Limitation on Restricted Payments" or " -- Certain Restrictive Covenants -- Limitation on Indebtedness," and such failure has continued for 30 days after we receive written notice as provided in the indenture;

            - we or any of our subsidiaries fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the notes), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

            - a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

                  - is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at final maturity and the aggregate amount of such Indebtedness exceeds $50,000,000; or

                  - results in the acceleration of Indebtedness aggregating $10,000,000 prior to its express maturity;

            - we or any of our Restricted Subsidiaries fail to pay final judgments aggregating in excess of $50,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;

            - certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries which are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare the principal amount of all the notes to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding notes may rescind and annul that declaration and its consequences.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

      The holder of a note will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such note on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

      We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

SATISFACTION AND DISCHARGE OF THE INDENTURE

      We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities issued under the indenture not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

DEFEASANCE OF THE NOTES

      We may cause ourselves (subject to the terms of the indenture) to be discharged from any and all obligations with respect to the notes (except for certain obligations to register the transfer or exchange of the notes, to replace the notes if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and the notes.

      Under current Federal income tax law, the defeasance of the notes would be treated as a taxable exchange of the notes in which holders of the notes would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. You are urged to consult your own tax advisor as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax law.

THE TRUSTEE

      The trustee is The Bank of New York, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

GOVERNING LAW

      The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

                          BOOK ENTRY; DELIVERY AND FORM

      The exchange notes will be issued in the form of one or more securities in global form. Each global security will be deposited on the date of the closing of the exchange of the exchange notes with, or on behalf of DTC, and registered in the name of Cede & Co., as DTC's nominee.

      DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between those participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

      We expect that under procedures established by DTC, (1) upon deposit of the global securities, DTC will credit the accounts of participants designated by us with portions of the principal amount of the global securities and (2) ownership of such interests in the global securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global securities).

      Investors in the global securities may hold their interests directly through DTC if they are participants in that system, or indirectly through organizations which are participants in that system. All interests in a global security may be subject to the procedures and requirements of DTC. The laws of some states require that some persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and some banks, the ability of a person with beneficial interests in a global security to pledge that interest to persons that do not participate in the DTC system, or to take other actions regarding that interest, may be affected by the lack of a physical certificate evidencing those interests.

      Except as described below, owners of interests in the global securities will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of notes for any purpose.

      Payments on the global securities registered in the name of DTC or its nominee will be payable by the trustee to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the trustee will treat the persons in whose names the notes, including the global securities, are registered, as the owners for the purpose of receiving those payments and for any and all other purposes.

      Consequently, neither the trustee nor any agent of the trustee has or will have any responsibility or liability for:

            - any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of beneficial ownership interests in, the global security or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global security, or


            - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      DTC's current practice, upon receipt of any payment on securities such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amounts of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by the participants and the indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      DTC will take any action permitted to be taken by a holder of the notes only at the direction of one or more participants to whose account with DTC interests in the global securities are credited and only in respect of such portion of the notes as to which the participant or participants has or have given such direction. However, if there is an event of default with respect to the notes, DTC reserves the right to exchange the global securities for notes in certificated form and to distribute the notes to its participants.

      A global security is exchangeable for notes in registered certificated form if:

            - DTC notifies us that it is unwilling or unable to continue as clearing agency for the global securities or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and we fail to appoint a successor clearing agency,

            - we in our sole discretion elect to cause the issuance of definitive certificated notes, or

            - there has occurred and is continuing an event of default under the indenture.

      Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC's system in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

      The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we have not independently determined the accuracy thereof. We will not have any responsibility for the performance by DTC or its participants of their obligations under the rules and procedures governing their operations.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the exchange of original notes for exchange notes and of the ownership and disposition of the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all of which are subject to change. Any such change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect.

      This summary applies only to persons who hold the original notes and the exchange notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes). This summary does not discuss all aspects of United States federal income taxation that may be relevant to holders in light of their special circumstances or that may be relevant to holders subject to special tax rules (such as banks, thrifts, and other financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts or real estate mortgage investment conduits, financial asset securitization investment trusts, dealers in securities or currencies, persons who hold the notes through a partnership or other pass-through entity, persons subject to alternative minimum tax, persons holding the notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, persons whose functional currency is not the U.S. dollar, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the law of any state, local, foreign or other taxing jurisdiction.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR SITUATION, OF THE EXCHANGE OF THE ORIGINAL NOTES FOR THE EXCHANGE NOTES AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, AS WELL AS ANY CONSEQUENCES ARISING UNDER UNITED STATES FEDERAL ESTATE AND GIFT TAX LAWS AND THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

      As used this summary, the term "U.S. holder" means a beneficial owner of a note that is for United States federal income tax purposes:

            -     a citizen or resident of the United States;

            - a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

            - an estate, the income of which is subject to United States federal income tax regardless of its source; or

            - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

      As used in this summary, the term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

TAX CONSEQUENCES TO U.S. HOLDERS

      EXCHANGE OFFER

      The exchange of the original notes for the exchange notes in connection with the exchange offer will not be a taxable sale or exchange for U.S. federal income tax purposes. Accordingly,

            - holders will not recognize taxable gain or loss as a result of the exchange;

            - the adjusted tax basis of an exchange note immediately after the exchange will be the same as the adjusted tax basis of the original note exchanged therefor immediately before the exchange; and

            - the holding period of the exchange note will include the holding period of the original note.

      Further, any original issue discount, market discount or bond premium (as discussed below) applicable to the original notes will carry over to the exchange notes.

      STATED INTEREST PAYMENTS ON THE EXCHANGE NOTES

      Stated interest payments on the exchange notes will generally be taxable as ordinary interest income at the time the interest accrues or is received in accordance with a holder's regular method of accounting for federal income tax purposes.

      ORIGINAL ISSUE DISCOUNT

      The original notes were issued with original issue discount in an amount equal to the excess of the par value of the original notes over their issue price. As a result, each exchange note also will be treated as having been issued with original issue discount in an amount equal to the excess of the par value of the exchange note over its issue price. The issue price of an exchange note will equal the first offering price to the public at which a substantial amount of the original notes were sold. A holder of an exchange note generally must include the original issue discount on the exchange note in income as ordinary interest as it accrues under a constant yield method in advance of the receipt of the cash payments attributable to such income, regardless of the holder's regular method of accounting.

      In general, the amount of original issue discount included in income by a holder of an exchange note will be the sum of the daily portions of original issue discount with respect to the exchange note for each day during the taxable year (or portion of the taxable year) on which the holder held the exchange note and the original note exchanged therefor. The daily portion of original issue discount on any exchange note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period.

      An accrual period may be of any length and the accrual periods may vary in length over the term of the exchange notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

      The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

      - the product of (x) the exchange notes' adjusted issue price at the beginning of such accrual period and (y) the yield of the exchange notes (appropriately adjusted to take into account the length of the particular accrual period), and

      - the amount of any qualified stated interest payments allocable to such accrual period.

The adjusted issue price of an exchange note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the note that were not qualified stated interest payments.

      Under these rules, holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

      If a holder acquires an exchange note (or purchased an original note which such holder exchanges for an exchange note) after original issuance for an amount that is less than or equal to the note's par value but greater than its adjusted issue price, the holder will be considered to have acquired such note at an "acquisition premium" equal in amount to the excess of the note's cost over its adjusted issue price. Under the acquisition premium rules, the amount of original issue discount which such holder must include in income in each period with respect to the note will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

      MARKET DISCOUNT

      If a holder acquires an exchange note (or purchased an original note which such holder exchanges for an exchange note) for an amount that is less than its adjusted issue price, the difference will be treated as "market discount" (unless such difference is less than a statutorily defined de minimis amount), and the exchange note will be subject to the market discount rules. The holder of an exchange note that is subject to the market discount rules will be required to treat any full or partial principal payment or any gain recognized on the maturity, sale or other disposition of the note as ordinary income, to the extent that such gain does not exceed the accrued market discount on the note. The amount of market discount treated as having accrued will be determined either:

            - on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the holder and the denominator of which is the total number of days after the date such holder acquired the note up to (and including) the note's maturity date, or

            -     if the holder so elects, on a constant interest rate method.

      The holder of an exchange note subject to the market discount rules may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method, in lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition. Once made, this election will apply to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (IRS). If an election is made to include market discount on a debt instrument in income currently, the basis of the debt instrument in the hands of the holder will be increased by the market discount thereon as it is included in income.

      A holder who does not elect to include the market discount on an exchange note in income currently may be required to defer interest expense deductions for a portion of the interest paid on indebtedness incurred or continued to purchase or carry such note, until the maturity of the note, its earlier disposition in a taxable transaction or, if the holder so elects, a subsequent taxable year in which sufficient income exists with respect to the exchange note.

      AMORTIZABLE BOND PREMIUM.

      If a holder purchases an exchange note (or purchased an original note which such holder exchanges for an exchange note) for an amount in excess of its par value, such holder will not be required to include in income any original issue discount with respect to the note. In addition, such holder may elect to treat the excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to stated interest on such note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the note) to such year. Any election to amortize bond premium will apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

      SALE, EXCHANGE OR RETIREMENT OF EXCHANGE NOTES

      A holder of an exchange note will recognize gain or loss upon the sale, redemption, retirement or other disposition of the note equal to the difference between:

            - the amount of cash and the fair market value of any property received (except to the extent attributable to accrued interest) and

            -     the holder's adjusted tax basis in the note.

A holder's adjusted tax basis in an exchange note generally will equal such holder's initial investment in the original note or the exchange note, increased by the amount of original issue discount and any accrued market discount previously included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note and any amortized bond premium. If a holder disposes of an exchange note between interest payment dates, a portion of the amount received represents interest accrued to the date of disposition and must be reported as ordinary interest income, and not as proceeds from the disposition, in accordance with the holder's regular method of accounting for federal income tax purposes. Subject to the market discount rules discussed above, any gain or loss recognized by a holder on the disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period is more than one year. Under current law, holders who are individuals generally are taxed on long-term capital gains at a maximum marginal rate of 20%; corporate holders are taxed on long-term capital gains at a maximum marginal rate of 35%. The deductibility of capital losses is subject to limitations.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

      The following discussion applies only to non-U.S. holders. This discussion does not address all aspects of United States federal income taxation that may be relevant to such non-U.S. holders in light of their special circumstances. For example, special rules may apply to a non-U.S. holder that is a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company," and such holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

      EXCHANGE OFFER

      The exchange of the original notes for the exchange notes in the exchange offer will not be a taxable sale or exchange for U.S. federal income tax purposes.

      INTEREST PAYMENTS ON THE EXCHANGE NOTES

      Subject to the discussion below concerning effectively connected income and backup withholding, the 30% United States federal withholding tax should not apply to any payment of interest (including original issue discount) on the exchange notes provided that:

            - the holder does not own actually or constructively 10% or more of the total combined voting power of TECO Energy;

            - the holder is not a controlled foreign corporation related to TECO Energy through actual or constructive stock ownership;

            - the holder is not a bank whose receipt of interest on the exchange notes is described in Section 881(c)(3)(A) of the Internal Revenue Code; and

            -     either

                  - the holder provides the holder's name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalty of perjury that the holder is not a United States person, or

                  - a financial institution holding the notes on the holder's behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or other applicable form) from the beneficial owner and provides a copy or, in the case of certain foreign intermediaries, satisfies other certification requirements under the applicable U.S. Treasury regulations.

Special certification requirements apply to certain non-U.S. holders that are entities rather than individuals.

      If a holder cannot satisfy the requirements described above, payments of interest (including original issue discount) made to the holder will be subject to the 30% United States federal withholding tax, unless the holder qualifies for a reduced rate of withholding under a tax treaty or the payments are exempt from withholding because they are effectively connected with the holder's conduct of a trade or business in the United States (or, where a tax treaty applies, are attributable to a United States permanent

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
establishment maintained by the holder) and the holder satisfies the applicable certification and disclosure requirements. In order to claim a reduction in or exemption from the 30% withholding tax under an applicable tax treaty, a holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form). A holder must provide an IRS Form W-8ECI (or a suitable substitute form) in order to claim that the interest payments are exempt from the withholding tax because they are effectively connected with the holder's conduct of a trade or business in the United States.

      A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

      SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

      Subject to the discussion below concerning effectively connected income and backup withholding, a holder will not be subject to U.S. federal income tax on any gain (including gain attributable to market discount) realized on the sale, exchange or retirement of an exchange note unless the holder is an individual who is present in the U.S. for at least 183 days during the year of disposition of the exchange note and other conditions are satisfied.

      EFFECTIVELY CONNECTED INCOME

      If a holder is engaged in a trade or business in the United States and the holder's investment in an exchange note is effectively connected with such trade or business, the holder will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on a net income basis on any interest and gain with respect to the exchange notes in the same manner as if the holder were a U.S. Holder. In addition, if the holder is a foreign corporation, the holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the holder's earnings and profits for the taxable year that are effectively connected with the holder's conduct of a trade or business in the United States. If the holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      Interest on, and proceeds received from the sale of, an exchange note generally will be reported to U.S. holders, other than certain exempt recipients, such as corporations, on Internal Revenue Service Form 1099. In addition, a backup withholding tax may apply to those amounts if the U.S. holder fails to furnish the payor with a correct taxpayer identification number or other required certification or fails to report interest or dividends required to be shown on the holder's federal income tax returns.

      In general, a non-U.S. holder will not be subject to backup withholding with respect to interest payments on the exchange notes if such holder has provided the statement described above under "-- United States Federal Income Tax Consequences to Non-U.S. Holders -- Interest Payments on the Exchange Notes" and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. In addition, a non-U.S. holder will not be subject to backup withholding with respect to the proceeds of the sale of an exchange note made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or such holder

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
otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

      Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder's federal income tax liability, provided that the required information is furnished to the IRS.

                       ORIGINAL NOTES REGISTRATION RIGHTS

      We and Credit Suisse First Boston Corporation, the initial purchaser, entered into a registration rights agreement prior to the issuance of the original notes. The following description of the registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the registration rights agreement, a copy of which has been filed as an exhibit to our current report on Form 8-K filed with the SEC on November 20, 2002. See "WHERE YOU CAN FIND MORE INFORMATION."

EXCHANGE OFFER REGISTRATION STATEMENT

      Pursuant to the registration rights agreement, we agreed to file and cause to become effective the registration statement of which this prospectus is a part to effect an exchange of the original notes for the exchange notes.

      We also agreed to make available for a period of up to 180 days after the completion of this exchange offer a prospectus to any broker-dealer for use in connection with any resale of any such exchange notes. The 180-day period may be suspended (to be offset by a commensurate extension) in the event of a possible acquisition, business combination or other transaction involving us or if it becomes necessary for us to amend or supplement such prospectus. If we suspend use of the prospectus, we may require broker-dealers to discontinue the sale or other disposition of the exchange notes for a period of not more than 20 days in any 12-month period. We have also agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel to the holders of the original notes) and to indemnify certain holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales may be subject to certain of the civil liability provisions under the Securities Act of 1933 and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

RESALE SHELF REGISTRATION STATEMENT

      We also agreed to file with the SEC a shelf registration statement to cover resales of Transfer Restricted Securities if:

            - because of any change in law or applicable interpretations of such law by the staff of the SEC, we are not permitted to effect this exchange offer;

            -     this exchange offer is not completed by April 29, 2003;

            - the initial purchaser requests that we file such a registration statement covering original notes not eligible to be exchanged for exchange notes in this exchange offer;

            - any holder of original notes that is not eligible to participate in the exchange offer requests that we file such a registration statement; or

            - any holder of original notes (other than a broker-dealer exchanging original notes acquired for its own account as a result of market-making activities or other trading activities) that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered original notes requests that we file such a registration statement.

      Each of the five bullets above is referred to in this prospectus as a "Trigger Date."

      "Transfer Restricted Security" means each original note until:

            - the date on which such original note has been exchanged by a person other than a broker-dealer for a freely transferable exchange note in this exchange offer;

            - following the exchange by a broker-dealer in the exchange offer of an original note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in this exchange offer registration statement;

            - the date on which such original note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement; or

            - the date on which such original note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is saleable pursuant to Rule 144(k) under the Securities Act.

      If we file a shelf registration statement, we will use our reasonable best efforts to keep the shelf registration statement effective until the earlier of:

            - two years (or for such longer period if extended as provided below) from the date of its effectiveness;

            - the date on which all the notes covered by that registration statement have been sold under that registration statement; or

            - the date on which all the notes covered by the registration statement are no longer restricted securities as defined in rule 144A under the Securities Act of 1933.

      Holders of original notes will be required to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

NOTICE OF CERTAIN EVENTS

      We have agreed to notify the initial purchaser, the holders of the original notes and any known participating broker-dealer of:

            - any request from the SEC for amendments or supplements to the registration statement or the related prospectus or for additional information;

            - the SEC's issuance of any stop order suspending the effectiveness of the registration statement or the initiation of any proceeding for that purpose;

            - any notice of suspension of the qualification of the notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose; and

            - any event that requires us to make changes to the registration statement or the prospectus in order that the registration statement or the prospectus do not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading.

      Upon such notification, the initial purchaser, the holders of the original notes and any known participating broker-dealer agree to suspend use of such prospectus and discontinue disposition of such notes until receipt of copies of the supplemental or amended prospectus or until advised in writing by us that use of the applicable prospectus may be resumed, and the period of effectiveness of the registration statement above shall be extended by the number of days from, and including, the date of giving such notice to, and including, the date when the initial purchaser, the holders of the original notes and any known participating broker-dealer have received such amended or supplemented prospectus or our authorization to resume use of the applicable prospectus. The period of effectiveness including any such extension shall not exceed the holding period applicable under Rule 144(k) of the Securities Act.

ADDITIONAL INTEREST

      We will pay additional interest over and above the stated interest rate of the notes from and including the date on which any "registration default" occurs to, but excluding, the date on which all registration defaults have been cured, to each holder of Transfer Restricted Securities at a rate of 0.50% per year for the first 90-day period immediately following the occurrence of the registration default. The additional interest rate will increase by an additional 0.50% per year for each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 2.0% per year. Any amounts of additional interest will be paid to holders of Transfer Restricted Securities in the same manner as interest payments on the notes on semi-annual payment dates which correspond to interest payment dates for the notes.

      For the purposes of this section, a "registration default" will be deemed to occur if:

            - this exchange offer is not consummated on or prior to April 29, 2003;

            - we are required to file a shelf registration statement and we have not filed that registration statement with the SEC on or prior to 60 days after the applicable Trigger Date;

            - the shelf registration statement we filed is not declared effective on or prior to 120 days after the applicable Trigger Date;

            - the exchange registration statement or shelf registration statement, as the case may be, we filed was declared effective but has since ceased to be effective; or

            - the exchange registration statement or shelf registration statement, as the case may be, or any related prospectus ceases to be usable in connection with resales of Transfer Restricted Securities because either (1) an event has occurred as a result of which the related prospectus would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading or (2) it is necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act of 1933.

      A registration default described in the fourth and fifth bullets above will be deemed not to have occurred and be continuing in relation to a shelf registration statement or the related prospectus if such registration default has occurred solely because:

            - we have filed a post-effective amendment to that shelf registration statement to incorporate annual audited financial information with respect to us where such post-effective amendment is not yet effective and needs to be declared effective to permit holders to use the related prospectus, or

            - other material events with respect to us have occurred that need to be described in that shelf registration statement or the related prospectus and, either, we are proceeding promptly and in good faith to amend or supplement that shelf registration statement and the related prospectus to describe such events or we have delayed filing and distributing any such amendment or supplement if there is a possible acquisition or business combination or other transaction involving us that would require disclosure in the shelf registration statement or the related prospectus, and we determine in the exercise of our reasonable judgment that such disclosure is not in our best interests or the best interests of our stockholders at such time.

      We will not be entitled to delay filing or distributing any such supplement or amendment for more than 20 days (whether or not consecutive) in any period of 12 consecutive months. If any registration default occurs for a continuous period in excess of 30 days, we will pay additional interest from the day such registration default occurs until such registration default is cured.

                              PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the Division of Corporation Finance of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for original notes generally may be offered for resale, resold or otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if the exchange notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such exchange notes. We did not, and do not intend to, request an interpretation from the SEC with respect to resales of the exchange notes, and we cannot be sure that the staff of the Division of Corporation Finance of the SEC would make a similar determination with respect to the resale of the exchange notes as it did in those interpretative letters to third-parties. Broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes.

      Any holder that is an "affiliate" of ours or a broker-dealer that acquired original notes directly from us or that otherwise cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the original notes and will not be permitted or entitled to exchange original notes in the exchange offer.

      Based on the position taken by the staff of the Division of Corporation Finance of the SEC in the no-action letters referred to above, we believe that broker-dealers who acquired original notes for their own accounts, as a result of market-making activities or other trading activities, may fulfill their prospectus delivery requirements with respect to the exchange notes received upon exchange of such original notes (other than original notes which represent an unsold allotment from the original sale of the original notes) with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such exchange notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where those original notes were acquired as a result of market-making activities or other trading activities. However, a broker-dealer who intends to use this prospectus in connection with the resale of exchange notes received in exchange for original notes pursuant to this exchange offer, must notify us or cause us to be notified, on or prior to the expiration of this exchange offer, that it is a broker-dealer. Such notice may be given in the space provided for in the letter of transmittal or may be delivered to the exchange agent. Further, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed that, for a period of 180 days after the exchange offer has been completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. The 180-day period may be suspended (to be offset by a commensurate extension) in the event of a possible acquisition, business combination or other transaction involving us or if it becomes necessary for us to amend or supplement such prospectus. If we suspend use of the prospectus, we may require broker-dealers to discontinue the sale or other disposition of the exchange notes for a period of not more than 20 days in any 12-month period.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      The initial purchaser and its respective affiliates perform various commercial banking and investment banking services for us on a regular basis.

                                 LEGAL OPINIONS

      The validity of the exchange notes offered hereby will be passed upon for us by Palmer & Dodge LLP, Boston, Massachusetts. In rendering its opinion, Palmer & Dodge LLP will rely on the opinion of Ropes & Gray with respect to matters of New York law.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K filed December 19, 2002 and the financial statement schedule incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.tecoenergy.com. Our website is not part of this prospectus.

      We have filed a registration statement on Form S-4 with the SEC relating to the exchange notes to be issued in the exchange offer. For further information on us, the notes and the exchange offer, you should refer to the registration statement and its exhibits. This prospectus discusses material provisions of our indenture dated August 17, 1998 entered into with The Bank of New York, as trustee. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

      The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

            - our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

            - our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002; and

            - our Current Reports on Form 8-K filed December 19, 2002, December 18, 2002, November 21, 2002, November 20, 2002, November 15, 2002, November 12, 2002, November 5, 2002, October 11, 2002, October 8, 2002, September 25, 2002, August 14, 2002, June 10, 2002, June 5, 2002, May 31, 2002, May 20,
                  2002 May 10, 2002, April 22, 2002, January 24, 2002, January
                  15, 2002, January 11, 2002 and January 9, 2002.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Director of Investor Relations
                                TECO Energy, Inc.
                            702 North Franklin Street
                              Tampa, Florida 33602
                                 (813) 228-4111

      IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST INFORMATION NO LATER THAN ___________, 2003.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not

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
making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

TECO Energy, Inc.

      Our bylaws provide that we will indemnify to the full extent permitted by the law any person who is or was a party to any threatened, pending or completed proceeding, because such person is or was a director or officer for us or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in our bylaws is expressly not exclusive of all other rights to which the person may be entitled as a matter of law.

      Section 607.0850 of the Florida Business Corporation Act provides that a corporation may indemnify each person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the corporation, except to the extent approved by a court.

      We maintain an insurance policy on behalf of our directors and officers, covering certain liabilities that may be incurred by the directors and officers when acting in their capacities as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) See Exhibit Index immediately following the signature page.

ITEM 22. UNDERTAKINGS.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of

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
the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(4) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, state of Florida, on December 19, 2002.

                        TECO ENERGY, INC.

                        By:  /s/ Gordon L. Gillette
                             Gordon L. Gillette
                             Senior Vice President - Finance and Chief Financial Officer (Principal Financial Officer)

                                POWER OF ATTORNEY

      We, the undersigned directors and officers of TECO Energy, Inc., hereby severally constitute and appoint David E. Schwartz and Gordon L. Gillette, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including pre- and post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and as of December 19, 2002.

SIGNATURE                                         TITLE
---------                                         -----
  /s/ R. D. Fagan                                 Chairman of the Board,
--------------------------------                  President and Chief
R. D. Fagan                                       Executive Officer
                                                  (Principal Executive Officer)



  /s/ G. L. Gillette                              Senior Vice President-
--------------------------------                  Finance and Chief
G. L. Gillette                                    Financial Officer
                                                  (Principal Financial Officer)



  /s/ S. A. Myers                                 Vice President - Corporate
--------------------------------                  Accounting and Tax
S. A. Myers                                       (Principal Accounting Officer)



  /s/ C. D. Ausley                                Director
--------------------------------
C. D. Ausley



  /s/ S. L. Baldwin                               Director
--------------------------------
S. L. Baldwin


  /s/ J. L. Ferman, Jr.                           Director
--------------------------------
J. L. Ferman, Jr.



  /s/ L. Guinot, Jr.                              Director
--------------------------------
L. Guinot, Jr.



  /s/ I. D. Hall                                  Director
--------------------------------
I. D. Hall



  /s/ T. L. Rankin                                Director
--------------------------------
T. L. Rankin



  /s/ W. D. Rockford                              Director
--------------------------------
W. D. Rockford



  /s/ W. P. Sovey                                 Director
--------------------------------
W. P. Sovey



  /s/ J. T. Touchton                              Director
--------------------------------
J. T. Touchton



  /s/ J. A. Urquhart                              Director
--------------------------------
J. A. Urquhart



  /s/ J. O. Welch, Jr.                            Director
--------------------------------
J. O. Welch, Jr.

                                  EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------

3.1*          TECO Energy, Inc. Articles of Incorporation, as amended on April 20,
              1993. Filed as Exhibit 3 to TECO Energy, Inc.'s, Quarterly Report on
              Form 10-Q for the quarter ended March 31, 1993 and incorporated herein by reference.

3.2*          Bylaws of TECO Energy, Inc., as amended effective January 18, 2001.
              Filed as Exhibit 3.2 to the TECO Energy, Inc.'s Annual Report on
              Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

4.1*          Indenture dated as of August 17, 1998 between TECO Energy, Inc. and
              The Bank of New York, as trustee. Filed as Exhibit 4 to TECO Energy,
              Inc.'s Amendment No. 1 to Registration Statement on Form S-3 (No.
              333-60819) filed with the Commission on August 24, 1998 and incorporated herein by reference.

4.2*          Eighth Supplemental Indenture dated as of November 20, 2002 between
              TECO Energy, Inc. and The Bank of New York, as trustee, supplementing the Indenture dated as of August 17, 1998. Filed as
              Exhibit 4.1 to TECO Energy, Inc.'s Current Report on Form 8-K filed with the Commission on November 20, 2002 and incorporated herein by reference.

4.3*          10.50% Notes Due 2007. Filed as Exhibit 4.2 to TECO Energy, Inc.'s
              Current Report on Form 8-K filed with the Commission on November 20,
              2002 and incorporated herein by reference.

4.4*          Registration Rights Agreement dated as of November 15, 2002 between
              TECO Energy, Inc. and Credit Suisse First Boston Corporation. Filed as Exhibit 10.1 to TECO Energy's Current Report on Form 8-K filed with the Commission on November 20, 2002 and incorporated herein by reference.

4.5           Form of Exchange Note. Filed herewith.

5.1           Opinion of Palmer & Dodge LLP. Filed herewith.

5.2           Opinion of Ropes & Gray. Filed herewith.

12.1*         Computation of Ratio of Earnings to Fixed Charges. Filed as Exhibit
              12 to TECO Energy, Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2002 and incorporated herein by reference.

23.1          Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2          Consent of Palmer & Dodge LLP (included in Exhibit 5.1).

23.3          Consent of Ropes & Gray (included in Exhibit 5.2).

24.1 Power of Attorney (included on signature page of the initial filing of this Registration Statement).

25.1          Statement of Eligibility of Trustee on Form T-1. Filed herewith.

99.1          Form of Letter of Transmittal. Filed herewith.

99.2          Form of Notice of Guaranteed Delivery. Filed herewith.

99.3          Form of Exchange Agent Agreement. Filed herewith.

99.4          Amended and Restated Construction Contract Undertaking dated as of
              May 14, 2002 by TECO Energy, Inc. in favor of Panda Gila River, L.P.
              and Citibank, N.A. Filed herewith.

99.5          Amended and Restated Construction Contract Undertaking dated as of
              May 14, 2002 by TECO Energy, Inc. in favor of Union Power Partners,
              L.P. and Citibank, N.A. Filed herewith.

99.6          Form of Instruction to Registered Holder and/or The Depository
              Trust Company Participant from Beneficial Owner. Filed herewith.



----------
* Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference. Exhibits filed with periodic reports of TECO Energy, Inc. were filed under Commission File No. 1-8180.

Certain instruments defining the rights of holders of long-term debt of TECO Energy, Inc. and its consolidated subsidiaries authorizing in each case a total amount of securities not exceeding 10 percent of total assets on a consolidated basis are not filed herewith. TECO Energy, Inc. will furnish copies of such instruments to the Securities and Exchange Commission upon request.